                                                                     EXHIBIT 2.1

To:

Oxford Automotive France s.a.
Rue du Marechal de Lattre de Tassigny
Parc d'activite la Cle Saint Pierre
78990 Elancourt
France

                                                        Turin, 5th February 2000





Re.: YOUR OFFER TO ENTER INTO A PRELIMINARY AGREEMENT.





Dear Sirs,


We have received your proposal dated February 4th, 2000, containing the terms and conditions for entering into an agreement for the purchase of the Gessaroli Group (as below defined). As per your request, we are hereinbelow re-drafting all the terms and conditions set forth under your proposal and sending the present document to you, executed by all of us, as an acceptance to your proposal.



                                     [LOGO]



                                    CONTENTS



   WHEREAS.....................................................................4
       1.  DEFINITIONS.........................................................4
       2.  THE SALE OF THE GESSAROLI GROUP: THE AGGREGATE CONSIDERATION,
       INDEBTEDNESS............................................................9
       3.  PRICE ADJUSTMENTS..................................................10
       4.  THE RE-SUBSCRIPTION AND PAYMENT OF THE NL CAPITAL STOCK............13
       5.  THE GESS.CAR BUSINESS..............................................14
       6.  THE OMG BUSINESS...................................................16
       7.  APPORTIONMENTS RELATING TO THE OMG BUSINESS AND TO THE GESS.CAR
       BUSINESS...............................................................19
       8.  TRANSFER OF THE NL QUOTAS..........................................20
       9.  THE PRICE FOR THE NL QUOTAS........................................21
       10. RIGHT OF WITHDRAWAL................................................21
       11. DAMAGE TO ASSETS BEFORE CLOSING....................................23
       12. COVENANTS UP TO CLOSING............................................23
       13. SPECIAL COMMITMENTS................................................24
       14. CONDITIONS PRECEDENT TO CLOSING....................................26
       15. CLOSING............................................................29
       16. CONFIRMATION OF THE TARGET NET ASSET VALUE. THE FINAL PRICE........30
       17. INDEPENDENT ACCOUNTANT.............................................32

                                                              Page 2 of 53 pages


       18. NON COMPETITION....................................................32
       19. REPRESENTATIONS AND WARRANTIES.....................................34
       20. SPECIAL COVENANTS..................................................35
       21. CONFIDENTIALITY....................................................36
       22. INTERPRETATION.....................................................37
       23. MISCELLANEOUS......................................................37
       24. SELLERS'REPRESENTATIVE. NOTICE.....................................38
       25. LANGUAGE...........................................................39
       26. GOVERNING LAW AND ARBITRATION......................................39

                                                              Page 3 of 53 pages


For the purposes of this letter (the "Agreement"):

- Agostino Gessaroli, born in Venaria (TO), on 29th June 1935, resident in Moncalieri Testona (TO), Strada dei Mughetti n. 10 - Italy, C.F. GSSGTN35H29L727V, (hereinafter referred to as "Mr. Gessaroli")

- Irene Salezzi in Gessaroli, born in Torino, on 21st August 1936, resident in Moncalieri Testona (TO), Strada dei Mughetti n. 10, C.F. SLZRNI36M61L219K, (hereinafter referred to as "Mrs. Gessaroli")

-  Denis Gessaroli, born in Torino, on 24th August 1964, resident in Pecetto
   (TO), Strada Saullio n. 82, C.F. GSSDNS64M24L219Q, (hereinafter referred to as "Mr. Denis Gessaroli")

- Luana Gessaroli, born in Torino, on 22nd February 1960, resident in Torino, Via Romani n. 2 , C.F. GSSLNU60B62L219E, (hereinafter referred to as "Ms. Luana Gessaroli")

- Officine Meccaniche Gessaroli S.p.A., a company duly incorporated under the law of Italy, with registered offices at Via Giolitti n. 45 , registered with the Registrar of Company of Turin at No. 2650/78 (Tribunale di Torino) CCIAA 547021, C.F./ P.IVA 02303430017, represented by its sole director Mr. Agostino Gessaroli, duly empowered to execute this Agreement in force of his statutory powers (hereinafter referred to as "OMG")

- Gess.car di Gessaroli Agostino & C. S.a.s., a partnership formed under Italian law, registered with the Registrar of Company of Turin at No. 609206/82, C.F. / P.IVA 02790660019 represented by its socio accomandatario and legal representative Mr. Agostino Gessaroli (hereinafter referred to as "Gess.car")

Mr. Gessaroli, Mrs. Gessaroli, Mr. Denis Gessaroli and Ms. Luana Gessaroli hereinafter jointly and severally referred to as the "Gessaroli Family". The Gessaroli Family, OMG and Gess.car hereinafter jointly and severally referred to as the "Sellers".

It is hereby acknowledged and agreed that, for the purposes of this Agreement, the Sellers altogether shall be deemed to be as a single party hereto.

                                                             - on the one side -

                                       and

- OXFORD AUTOMOTIVE FRANCE Societe par actions simplifiee, a company incorporated under the laws of France , whose registered office is at Rue du marechal de Lattre de Tassigny, Parc d'activite la Cle Saint Pierre, 78990 Elancourt, France, Registration No. Versailles 98B18695, represented by Mr. Rex Schlaybaugh, Power of Attorney, duly authorised and empowered to execute this Agreement (hereinafter referred to as "Oxford")

                                                           - on the other side -

                                                              Page 4 of 53 pages


The Sellers and Oxford hereinafter jointly referred to as the "Parties" and severally as the "Party".

                                     WHEREAS

A. Gess.car is an Italian partnership (`societa in accomandita semplice') wholly owned by the Gessaroli Family, and it is carrying out the activity of engineering and tooling in order to provide products and process design services, as well as the activity of manufacture and construction of dies and molds (the "Gess.car Activity");

B. OMG is an Italian company, wholly owned by Mr. Gessaroli and Mrs. Gessaroli, and it is carrying on the activity of manufacturing stampings and assembly in the factor K or functional class 1 metal products, such as spring support, engine mounting brackets, tank brackets, upper brackets and brake guards, as well as the assembly of latches and locking mechanisms (the "OMG Activity");

C. In addition, the Gessaroli Family has full title to and directly own, as further detailed hereinafter in this Agreement, all the quotas representing 100% of the authorised and issued capital of Nuova Lanzaplast S.r.l., an Italian corporation with registered offices at Via Giolitti n. 45, registered with the Registrar of Company of Turin at no 1358/92 - CCIAA 774597, C.F. 06260890014 (hereinafter referred to as "NL"). NL is carrying out the activity of developing, manufacturing and marketing plastic injection molding in order to provide plastic parts which are assembled with the metal parts (the "NL Activity") ;

D. Oxford is a French company whose ultimate shareholder is Oxford Automotive, Inc., a US Company with registered office at 2000 North Woodward Avenue, Ste. 130, Bloomfield Hills, Michigan, 48304;

E. Subject to the terms and conditions set out in this Agreement, the Sellers, pursuant to their respective ownership, wish to sell to Oxford, which wishes to purchase, the NL Quotas (as below defined), the OMG Business and the Gess.car Business and, therefore, the Gessaroli Group (as below defined).


NOW, THEREFORE, in consideration of the premises, as an integral part of this Agreement, the Parties hereto hereby agree as follows:



1.     DEFINITIONS.

Unless differently provided for in this Agreement, the following terms and expressions, whether used in their singular or plural form, shall have the meaning hereinafter specified:


1.1. "ACCOUNTING PRINCIPLES" shall mean the accounting principles generally accepted in Italy established by the "Ordine Nazionale dei Dottori Commercialisti" and by the "Collegio dei Ragionieri", as supplemented by the accounting principles established by the International Accounting Standards Committee.;

                                                              Page 5 of 53 pages


1.2. "AGREEMENT" shall mean the present letter, together with all its relevant Exhibits;

1.3. "BUSINESSES" shall mean, jointly, the Gess.car Business (as below defined) and the OMG Business (as below defined);

1.4. "BUSINESSES FINANCIAL STATEMENTS" or "BUSINESS FINANCIAL STATEMENT" shall mean the financial statements of each of the Businesses, as at 31st December, 1999, which include exclusively the Transferred Assets and the Transferred Liabilities (both terms as below defined), respectively attached hereto under EXHIBIT 1 AND EXHIBIT 2;

1.5. "CLOSING" shall mean completion of the sale and purchase of the NL Quotas, of the OMG Business and of the Gess.car Business in accordance with Article 0;

1.6. "CLOSING DATE" shall mean the date of Closing as defined under Article CLOSING.;

1.7. "ENCUMBRANCES" shall mean any claims, interest, option or pre-emption right or other rights of any parties, charges, pledges, mortgages, special or general privileges, security, actions, liens, or encumbrances and the like of whatever nature;

1.8. "EXCLUDED LIABILITIES" shall mean all of the liabilities which are not expressly transferred and assigned to Newco (as below defined) as a part of the OMG Business and/or of the Gess.car Business (as the case may be), pursuant to Articles 5.4 and 6.4, as the case may be, despite any rules regulation or laws. With reference to NL and to the purchase of the NL Quotas, it shall also mean the Indebtedness relating to NL;

1.9. "FINANCIAL STATEMENTS" shall mean all of the financial statements of any year of TA-CA di Salezzi Irene & C. s.a.s., (an Italian partnership with with registered office at Via Giolitti n. 45, Torino, Trib Torino 148/80), OMG, NL and Gess.car and the Businesses (to include the Businesses Financial Statements);

1.10. "GESS.CAR BUSINESS" shall mean the business and activity described under Whereas A.;

1.11. "GESSAROLI GROUP" shall mean jointly NL, the OMG Business and the Gess.car Business;

1.12. "GESS.CAR 1998 FINANCIAL STATEMENT" shall mean the financial statement of Gess.car as at 31st December 1998, validly approved by the competent partners' meeting on 30th April 1999, attached hereto under EXHIBIT 3;

1.13. "GESS.CAR 1999 FINANCIAL STATEMENT" shall mean the financial statement of Gess.car as at 31st December 1999, to be validly resolved by the competent partners' meeting prior to Closing;

1.14. "GESS.CAR SHORT FORM" shall mean the document, whose text shall be agreed upon by the Parties prior to the relevant transfer, to be executed before the Notary Public by and between Newco and Gess.car, with the aim of implementing the transfer to Newco of the Gess.car Business; this document

                                                              Page 6 of 53 pages


       shall contain an item by item list of all the assets and all the liabilities transferred, with the indication of their relevant prices and/or values;

1.15. "INDEBTEDNESS" shall mean any and all short and long term financial debts (including principle, interest, fees and expenses), including overdrafts, of NL, Gess.car and OMG other than: (i) the FEI facility in favour of NL entered into on 16th December 1999 (but only up to a maximum amount of ITL 430 million) ; (ii) the payment obligations under the leases listed under EXHIBIT 4; (iii) the payment obligations under the Sabatini facilities (as described under the mentioned EXHIBIT 4), all the above net of cash (whether in hand or at banks), it being agreed that machinery leases (i.e. locazioni finanziarie) not appearing on the schedule in
       EXHIBIT 4 attached hereto or not approved in writing by Oxford shall be considered Indebtedness and calculated as the net present value of the principal obligation portion of the remaining unpaid lease payments as of the Closing Date, using a 3% discount rate;

1.16. "INDEPENDENT ACCOUNTANT" shall mean the independent accountant as appointed pursuant to Article 17;

1.17. "INFORMATION" shall mean all information relating to the Gessaroli Group, including (but without limitation) industrial and commercial information and techniques (including - but not limited to - drawings, formulae, test, reports, operating and testing procedures, shop practices, instruction manuals and tables of operating conditions) and including all information relating to the manufacture, supply and service of any materials of the Gessaroli Group and to the manufacture, marketing and service of any products or services supplied by the Gessaroli Group, including customer names and lists, sales targets, sales statistics, market share statistics, marketing survey and reports, marketing research and any advertising or other promotional materials and any other material information;

1.18. "INTELLECTUAL PROPERTY RIGHTS" shall mean any trade marks, service marks, trade and business names (including internet domain names), rights in designs, patents, copyrights, moral rights and rights in know-how, software and database rights and other intellectual property rights, as related to the Gessaroli Group, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effects to any of the foregoing which may subsist anywhere in the world, all the above as used or owned by the Gessaroli Group in the conduct of their respective businesses. Without limiting the generality of the above, EXHIBIT 4 BIS contains the patent application which has to be filed with by OMG;

1.19. "ITL" shall mean Italian Lire, and all numerical expressions thereof follow the continental European convention, whereby the point (.) separates the thousands and the comma (,) separates the decimals;

1.20. "LIABILITY" or "LIABILITIES" shall mean the amount of any loss, damages, sanctions, demands, claims, liabilities, costs, penalties, expenses (including reasonable attorney's fee), or any other kind of damages, whether accrued,

                                                              Page 7 of 53 pages


       contingent or otherwise, as a direct or indirect result of any breach of the Representations and Warranties (as below defined);

1.21. "NET WORTH" shall mean the net worth of NL, OMG Business or OMG Business (as the case may be), as per art. 2424 of the Italian Civil Code;

1.22. "NEWCO" shall mean either Oxford Automotive Italia -
       Divisione Gessaroli S.r.l., or Oxford Automotive Italia - Divisione Plastica S.r.l., as the case may be, the Italian Companies to be incorporated by Oxford prior to Closing for the purposes of acquiring the OMG Business, the Gess.car Business and the NL Quotas;

1.23. "NL 1998 FINANCIAL STATEMENT" shall mean the financial statement of NL as at 31st December 1998, validly resolved by the competent shareholders' meeting on 30th April 1999, attached hereto under EXHIBIT 5;

1.24. "NL 1999 FINANCIAL STATEMENT" shall mean the financial statement of NL as at 31st December 1999, to be validly resolved by the competent quotaholders' meeting prior to Closing;

1.25. "NL QUOTAS" shall mean jointly and/or severally all the quotas representing 100% of the present NL issued and authorised stock capital of ITL 50 million;

1.26. "NL SHORT FORM" shall mean the documents, whose text shall be agreed upon by the Parties prior to Closing, to be executed before the Notary Public at Closing with the limited aim to implement the transfer of the NL Quotas;

1.27. "OMG LEASE PROPERTY" shall mean the real property and improvement described under EXHIBIT 6;

1.28. "OMG 1998 FINANCIAL STATEMENT" shall mean the financial statement of OMG as at 31st December 1998, validly resolved by the competent shareholders' meeting on 30th April 1999, attached hereto under EXHIBIT 7;

1.29. "OMG 1999 FINANCIAL STATEMENT" shall mean the financial statement of OMG as at 31st December 1999, to be validly resolved by OMG shareholders' meeting prior to Closing;

1.30. "OMG BUSINESS" shall mean the business and activity described under Whereas B.;

1.31. "OMG SHORT FORM" shall mean the document, whose text shall be agreed upon by the Parties prior to the relevant transfer, to be executed before the Notary Public by and between Newco and OMG with the aim of implementing the transfer to Newco of the OMG Business; this document shall contain an item by item list of all the assets and all the liabilities transferred, with the indication of their relevant prices and/or values;

1.32.  "PWC" shall mean PricewaterhouseCoopers, Turin Office and/or Milan
       Office;

1.33. "REPRESENTATIONS AND WARRANTIES" shall mean all the representations and warranties as set forth under this Agreement and/or described in EXHIBIT 8;

                                                              Page 8 of 53 pages


1.34. "SHORT FORMS" shall mean jointly the NL Short Form, the OMG Short Form and the Gess.car Short Form;

1.35. "SPECIAL PURPOSES ACCOUNTING RULES" shall mean the special purpose accounting rules set out under EXHIBIT 9;

1.36. "TARGET NET ASSET VALUE" shall mean the amount of at least ITL 15,8 billion;

1.37. "TAXES" shall mean any and all liabilities or obligations for or in respect of any income, sale, franchise, use, personal property, real property, payroll (whether imposed directly on the employer or imposed on the employees and required to be withheld from wages paid by the employer and including, for the purposes hereof, social contributions and other amount to be paid to INPS, INAIL, INPDAI and other similar bodies or authorities, as required by the law, by the collective national bargaining agreements or otherwise due), value added ("IVA"), leasing, transfer, stamp or other taxes, levies, duties, charges or withholdings, together with any penalties, fines or interest thereon;

1.38. "TFR" shall mean the severance fund due to the employees upon termination of their employment (i.e. "trattamento di fine rapporto");

1.39. "TRADE ACCOUNTS PAYABLE" shall mean all amounts owing to trade creditors of NL, or in connection with the OMG Business and Gess.car Business incurred in the ordinary course of business consistent with past practice (as the case may be) and in accordance with the general accepted accounting principles in Italy, as assigned to Newco, pursuant to this Agreement, with the exclusion of all the relevant Indebtedness, as at the Closing Date;

1.40. "TRADE ACCOUNTS RECEIVABLE" shall mean all credits (also if discounted with banks or otherwise factored) notes and accounts receivable, and in accordance with the general accepted accounting principles in Italy, of NL, OMG Business and Gess.car Business (as the case may be), also to include "ricevute bancarie", drafts and bills (i.e. "cambiali"), net of any bad debt allowance, as at the Closing Date;

1.41. "TRANSFERRED ASSETS" shall mean: (i) all of the tangible and intangible assets related to or used in the OMG Business (with the exclusion of the OMG Lease Property) and/or Gess.car Business (as the case may be), including cash and cash equivalents, (ii) the Transferred Contracts (as defined below), to be sold by Gess.car and OMG (as the case may be) under this Agreement or under those other transactions described under this Agreement; (iii) any capital grant or other benefit and facility, whether actually paid or assigned to, or cashed by, or in the process of being paid to, or cashed by, (in any cases, even if temporarily), the Gessaroli Group or relating to requests still under evaluation by the competent authorities and entities; Articles 5.3 and 6.3 describe the major Transferred Assets respectively relating to the OMG Business and the Gess.car Business;

1.42. "TRANSFERRED CONTRACTS" shall mean all contracts and engagements unperformed (wholly or partially) and related to the OMG Business and/or the Gess.car Business (as the case may be), as listed under EXHIBITS 10 and 11, which shall be assigned to Newco as a part of the Businesses and all contracts, purchase orders or similar agreements with customers, whether listed or not

                                                              Page 9 of 53 pages


       under EXHIBIT 10 and 11, with the exclusion of any other contract not listed thereunder;

1.43. "TRANSFERRED EMPLOYEES" shall mean the employees of the relevant Businesses, as respectively listed in EXHIBIT 12 and 13, which includes all terms and conditions of employment contracts thereof, who will be transferred to Newco with the Businesses;

1.44. "TRANSFERRED LIABILITIES" shall mean the liabilities and obligations as related to the relevant Businesses and to be transferred to Newco, as described Articles 5.4 and 6.4 and no others.

2.     THE SALE OF THE GESSAROLI GROUP: THE AGGREGATE CONSIDERATION.
       INDEBTEDNESS.

2.1. The Sellers, with reference to their respective ownership and as further detailed under this Agreement, hereby undertake to sell, transfer and assign, free of any Encumbrances, at Closing to Oxford, who, subject to the conditions precedent set out under Article 14 being fulfilled, hereby undertakes to acquire at Closing from the relevant Seller, or to cause its designee so to do:

       (a)     the Gess.car Business, pursuant to Article 5;

       (b)     the OMG Business, pursuant to Article 6;

       (c)     the NL Quotas, pursuant to Articles 8 and 9.

2.2. Subject to Articles 3 and 16, the aggregate consideration for the transfer of the Gessaroli Group is determined, as of the date hereof, in the amount of ITL 24 billion (the "Aggregate Preliminary Consideration") and on the assumption that:

       (a) Closing Date Net Asset Value (as below defined) is not lower than the Target Net Asset Value;

       (b) Except as set forth under EXHIBIT 14, from January 1st, 1999, no cash, earnings, dividends or other profits, as accrued or available as from the said date, in any manner generated, loans, accrued liabilities relating or pertaining to OMG, Gess.car, NL or Ta.Ca, have been in any manner paid or distributed, whether to the Sellers or otherwise, it being agreed that all the said cash, earnings, dividends or other profits shall remain for the benefit of the Gessaroli Group as transferred to Oxford, pursuant to this Agreement.

2.3. Therefore, the Aggregate Preliminary Consideration is apportioned with reference to the NL Quotas, the OMG Business and the Gess.car Business for the sole purpose of implementing the relevant transfers of title and to accomplish with any relevant duties and obligations. Notwithstanding this apportionment: (i) the Preliminary Aggregate Consideration, as adjusted in accordance with Articles 3 and 16, and (ii) the NL Quotas, the OMG Business and the Gess.car Business shall be respectively deemed to be as the sole,

                                                             Page 10 of 53 pages


       entire and non severable price and object of the present transaction and, therefore, of this Agreement.

       The Aggregate Preliminary Consideration shall be paid:

               (i)      as to 90% thereof, subject to the provisions of Article
                        2.4 and to the provisions set forth by Articles 5.8, 6.8 and 9.3, at Closing;

               (ii) the remainder thereof (i.e. the Final Price as below defined and as adjusted pursuant to Articles 3 and 16), according to the provisions of Articles 16 and 17.

2.4. The Gessaroli Group is and shall be sold free of any Indebtedness. Therefore, the Sellers, with reference to their respective ownership and prior to Closing, shall reimburse all of the Indebtedness, so that no Indebtedness will be in the accounts of OMG, Gess.car or NL, at the Closing Date. Should the Sellers have failed to reimburse the Indebtedness prior to Closing, Oxford shall directly repay the relevant outstanding sums and shall reduce the Aggregate Preliminary Price (and, therefore, the Final Price) by the same amount.

2.5. Should each of the OMG Provisional Price, the NL Provisional Price or the Gess.car Provisional Price (all these terms as below defined), once adjusted in accordance with Articles 3 and 16 or otherwise in this Agreement, result to be negative, the other prices shall be proportionally reduced so that the aggregate amount to be paid by Oxford shall be equal to the Final Price, as defined under Article 16.

3.     PRICE ADJUSTMENTS.

       Price adjustment relating to Indebtedness

3.1. It is acknowledged and agreed that the Gessaroli Group shall be transferred to Oxford free of any Indebtedness. For the purposes of calculating the Indebtedness, the Parties acknowledge and agree that no financial leases (i.e. `locazioni finanziarie'), other than those listed under EXHIBIT 4, must have been entered into by any of OMG, Gess.car or NL prior to the date hereof, nor shall be entered into prior to the Closing Date without having been approved in writing by Oxford.

3.2.   The Parties agree that the Final Price, once determined pursuant to
       Article 16 below, shall be adjusted as follows:

       (a) Absence of price increase: If the aggregate Indebtedness of the Gessaroli Group as of the Closing Date ("ICD") is less than, or equal to, ITL 1,1 billion, no adjustment will be made;

       (b) Price increase: Where ICD exceeds ITL 1,1 billion, but is less or equal to ITL 1,6 billion, the Final Price shall be increased by an amount equal to ICD less ITL 1,1 billion, provided that the amount of such price increase shall not exceed ITL 500 million in any event.

                                                             Page 11 of 53 pages


       (c) Further price increase: Where ICD is greater than ITL 1,6 billion, but less then ITL 3 billion, any further price increase shall be conditioned upon the following :

                      a) If Trade Accounts Receivables ("AR") as of the Closing Date minus Trade Accounts Payable ("AP") as of the Closing Date ("AR/AP") is greater than ITL 8,3 billion; and if:

                      b)     the Closing Date Net Asset Value (as defined under
                             Article 16.2) exceeds the Target Net Asset Value by an amount by which the AR/AP exceeds ITL 8.3 billion;

                then the Final Price shall be increased by the amount by which ICD is in excess of ITL 1.6 billion (but less that ITL 3.0 billion), but in no event by an amount greater than the amount by which AR/AP exceeds ITL 8.3 billion. In no event shall the further price increase under this sub-paragraph (c) be more than ITL 1.4 billion.


       Price adjustments relating to taxes of OMG and Gess.car.

3.3. Without prejudice to a possible price adjustment relating to Indebtedness, the Final Price may be further adjusted, as below set forth, in relation to the aggregate income tax burden (i.e. IRPEG and IRAP) on OMG and Gess.car with reference either (i) to their respective 1999 earnings from operations (i.e. utile operativo) and to the portion of their respective 2000 earnings from operations relating to January 2000 up to the Closing Date, or (ii) to their respective taxable income for the same period, whichever is lower. In no event shall the effects of the sale of the OMG Business and the Gess.car Business, as well the amounts payable under this article 3.3, be considered as a part of the above mentioned 1999 and 2000 earnings from operations.

       It is acknowledged and agreed by and between the Parties that, notwithstanding the provisions of this Article 3.3 or any other provisions under this Agreement, Oxford shall not be deemed to be in any manner involved in, or liable for, any tax liability or obligation of any of the Sellers. Therefore, the responsibility for any choice whatsoever made by the Sellers in relation to documents to be prepared or delivered by them, even if in relation to any obligation or provision set forth under this Agreement, shall remain solely for the Sellers, whether or not these documents have to be submitted, verified or approved by Oxford pursuant to this Agreement.

       The Sellers represent and warrant that they have duly and timely made any and all payments due in relation to the first and second advanced instalment with reference to 1999 IRAP and IRPEG. In no event a price adjustment will be due in relation to any possible tax assessment relating to the years 1999 and 2000. On the basis of the above, the Parties agree that, as additional adjustments of the Final Price, Oxford shall pay to OMG and to Gess.car, as hereinafter provided, a sum equal to the payment which will be made by OMG and Gess.car as balance for their respective 1999 taxes (IRPEG and IRAP) either on earnings from operations, or on taxable income, whichever is lower. In addition, Oxford shall pay to OMG and to Gess.car an additional sum equal to the portion of

                                                             Page 12 of 53 pages


       IRPEG and IRAP which will be paid by them either with reference to 2000 earnings from operations relating to January 2000 up to the Closing Date, or with reference to taxable income for the same period, whichever is lower.

       In no event shall the amount of the price increase relating to this
       Article 3.3 exceed, in aggregate, the amount of ITL 1.680.000.000.

       For the purposes of this Article 3.3, the Sellers shall deliver to Oxford, 20 days prior to the relevant terms of filing and, in any event, 20 days prior to the relevant payment date, the tax returns of OMG and Gess.car relating to the relevant years 1999 and 2000, together with all the documents and information which are necessary to verify the correctness of the said tax returns and of the payment made, and also with all additional information and documentation that Oxford may reasonably require for the purposes of assessing and verifying the amounts due by it.

       Subject to the provisions of the immediately preceding paragraph and to the provisions of the last sub-paragraph of this Article 3.3, the sums relating to the price adjustment described under this Article 3.3 shall be paid by Oxford to OMG and Gess.car as follows, provided that and only if - the relevant payments have been duly and timely made by both OMG and
       Gess.car:

       - as to the adjustment relating to the balance concerning 1999 IRAP and IRPEG, either on the same date as the date of the actual payment made by both OMG and Gess.car in connection with the filing of the relevant 1999 tax returns, or 5 days after the Closing Date, whichever is later;

       - as to the adjustment relating to taxes on OMG and Gess.car in relation to their January 2000 up to the Closing Date earnings from operations or their taxable income: (i) a first provisional payment equal to ITL 300 million on the same date as the date of the actual payment by both OMG and Gess.car. of the relevant first advanced instalment; (ii) a second provisional payment equal to ITL 300 million on the same date as the date of the actual payment by both OMG and Gess.car. of the relevant second advanced instalment, (iii) the balance on the same date as the date of the relevant actual payment by both OMG and Gess.car, it being agreed that in case the provisional payments made by Oxford is higher than the amount actually due by OMG and Gess.car, the balance shall be reimbursed to Oxford.


       The Sellers hereby undertake not to adopt any measure of any nature whatsoever, nor to prepare the relevant tax returns in a manner, which may lead to an increase of the sums to be paid by Oxford as an adjustment on the Final Price pursuant to this Article 3.3.

       No price adjustment shall be paid by Oxford should OMG and Gess.car fail to pay, within the due dates (also in relation to any due advanced payments and instalments), the amounts due by them in relation to their respective taxable incomes, nor any payment, even if within the thresholds set out under this Article 3.3, shall be made by Oxford in relation to interests, fines and the like in connection with payments already made or in any event due by OMG and/or Gess.car also prior to the date hereof.

                                                             Page 13 of 53 pages


       Should Oxford disagree on the amounts to be paid by it pursuant to this
       Article 3.3 as resulting either from the relevant tax returns or otherwise, Oxford shall be entitled to refer the matter to the Independent Accountant in accordance with Article 17 below, within 15 days of the actual delivery to Oxford of: (i) the 1999 and 2000 OMG and Gess.car tax returns, and of (ii) all the relevant documentation and information. Should Oxford fail to refer the matter to the Independent Accountant within the aforementioned 15 day term, the sums resulting out of the said tax returns shall be deemed to be accepted by it.

3.4. In case a price adjustment becomes due either by Oxford or by the Sellers pursuant to this Agreement, the relevant sum, failing an agreement prior to the date of the actual payment, shall be deemed to be an adjustment relating to each of the prices allowed for the sale of the NL Quotas, the Gess.car Business and the OMG Business and, therefore, apportioned in proportion to the sums paid by Oxford at Closing in connection therewith. In addition, the Parties hereby undertake to co-operate and execute all the relevant documents, also in front of a Notary Public, should this be due to comply with any applicable law and regulation.


4.     THE RE-SUBSCRIPTION AND PAYMENT OF THE NL CAPITAL STOCK.

4.1. It is acknowledged that an extraordinary quotaholders' meeting in NL has been held on 24th January 2000 for the purposes of approving the reduction of the capital stock of NL from the formal present amount of ITL 50 million and the subsequent coverage of 1994 losses and the re-increase thereof, by means of immediate subscription and payment, up to the amount of ITL 50 million.

4.2. Upon consummation of the procedure mentioned above, the capital stock of NL shall be owned as follows:
       (a)     Mr. Gessaroli 35% of the NL capital stock;

       (b)     Mrs. Gessaroli: 30% of the NL capital stock;

       (c)     Mr. Denis Gessaroli: 17,50% of the NL capital stock;

       (d)     Ms. Luana Gessaroli: 17,50% of the NL capital stock.

4.3. Prior to Closing, the Sellers shall have obtained the relevant approval (i.e. 'omologa') by the competent Court.

5.     THE GESS.CAR BUSINESS.

5.1. Gess.car hereby undertakes to sell, transfer and assign, free of any Encumbrances, at Closing to Oxford and/or Newco, who, subject to the conditions precedent set out under Article 14 being fulfilled, hereby undertake to acquire at Closing from Gess.car the Gess.car Business.

                                                             Page 14 of 53 pages


5.2. The transfer of the Gess.car Business shall be performed in full compliance with all applicable rules and regulations, including (without limitation) the procedure set out under Article 2112 of the Italian Civil Code and of Article 47, L. 428/90. In addition, prior to the relevant transfer of the Gess.car Business, Gess.car shall procure (and the Sellers hereby undertake to cause Gess.car so to do) the certificate provided for by Article 14 of D.Lgs. 472 of 18th December 1997 with reference to the Gess.car Business, which certificate shall certify the absence of any tax liabilities pending or threatened with reference to the said Gess.car Business in relation to the matters mentioned by the said D.Lgs 472/1997.

5.3. The Transferred Assets, wherever located, to be assigned and transferred, by executing the Gess.car Short Form, as a part of the Gess.car Business shall be all of the assets owned or in any manner used by Gess.car to carry out its activity, as at the date hereof and at the date of the relevant transfer, to include:

       (a)     Transferred Assets;

       (b) machinery and equipment related to, or used in the business carried out by Gess.car;

       (c)     Intellectual Property Rights;

       (d)     Stock;

       (e) Leases and leasehold improvements, related to or used in the business carried out by Gess.car;

       (f)     Goodwill;

       (g) All grants, contributions, interest subsidies, tax credits and other facilities of any nature (EXHIBIT 15 contains a list of the most significant of them), whether finally or temporary cashed by Gess.car, or filed with, approved or resolved by, the competent bodies and authorities in favour of Gess.car;

       (h)     employment contracts relating to the Transferred Employees;

       (i) benefit of the Transferred Contracts, together with all relevant prepaid expenses, deposits and retention held by third parties;

       (j)     Trade Accounts Receivable;

       (k) Information, together with all records and documents relating to the Gess.car Business;

       (l) tax credit for advanced payment of any tax duties related to TFR and receivables vis-a-vis INPS (i.e. "Istituto Nazionale Previdenza Sociale") for "contratti di solidarieta" relating to TFR, as described in EXHIBIT 16;

       (m) credits and receivables vis-a-vis INAIL (i.e. "Istituto Nazionale delle Assicurazioni ed Infortuni sul Lavoro"), if any;

                                                             Page 15 of 53 pages


       (n) any and all other assets relating to or used in the business carried out by Gess.car;

       (o)     telephone numbers;

       (p) customer numbers assigned to Gess.car by Fiat or other customers with which Gess.car does business;

       (q)     bank accounts;

       (r)     subject to Article 13.4, insurance policies;

       (s)     pre-paid assets.

5.4. The Transferred Liabilities shall be only those liabilities (and no others) of Gess.car which are expressly shown in the relevant Business Financial Statement (which will be used for the purposes of the Gess.car Short Form), as they will consistently result as of the Closing Date from the Closing Balance Sheets, provided that: (i) they exclusively and directly relate to the Gess.car Business, and (ii) the contracts they source from have been duly and irrevocably assigned and transferred; and
       (iii) they relate to business and activities carried out in good faith and in compliance with the rules of the best professional due diligence. Without limiting the generality of the above, the Transferred Liabilities shall not include any Indebtedness and shall consist exclusively of the following:

       (a) Transferred Employees' severance funds and other funds and reserves: the severance fund (i.e. TFR) and the accruals for holidays, overtime and the like, all of the above as relating to the Transferred Employees only;

       (b) Transferred Contracts. The performance of the obligations (including the obligations of making payment and of delivering goods) which become due on or after the Closing Date to the extent they relate to the Gess.car Business under the Transferred Contracts, provided such liabilities and obligations are fully disclosed in the books and records of Gess.car, and further provided that such liabilities, undertakings and obligations were entered into in the ordinary course of business consistent with past practices with regard to the Gess.car Business;

       (c)     Trade Accounts Payable.

       (d) Other Payables and Accruals. Other payables and accruals relating to the Gess.car Business of the type and nature contemplated by the form set forth in the Business Financial Statement (EXHIBIT
               1) incurred in the ordinary course of business consistent with the past practice.

5.5. Excluded Liabilities. Except as set forth in the above Article 5.4, no other liabilities of any nature shall be assigned and transferred to Newco as a part of the Gess.car Business and therefore Newco shall not assume or otherwise be liable for any liabilities, undertakings or obligations of Gess.car or the Gess.car Business, whether accrued, absolute, contingent or otherwise, and also in

                                                             Page 16 of 53 pages


       respect of Taxes, which will remain the exclusive liability of Gess.car and which shall not be a part of the Gess.car Business as transferred.

5.6. Subject to Articles 16 and 17, the price payable by Newco to Gess.car for the Gess.car Business shall be a sum equal to the Net Asset Value of Gess.car, plus a sum as value of the Goodwill, and shall amount in aggregate to ITL 1.500.000.000 (one billion five hundred million) (the "Gess.car Price").

5.7. Subject to Article 2.3 and 5.8, the Gess.car Price shall be paid by Newco to Gess.car as follows:

       (a)      ITL 1.350.000.000 at Closing (the "Gess.car Provisional Price");

       (b) the remainder portion of the Gess.car Price, after completion of the procedure set out under Article 16 and pursuant to the terms set out thereunder.

5.8. Newco may deduct from the Gess.car Price or from the Gess.car Provisional Price, any sum due by the Gessaroli Family in respect of any breach on the part of the Gessaroli Family of the obligations, undertakings, duties, Representations and Warranties, as set out under this Agreement.

5.9. As a part of the agreement between Newco and Gess.car and, therefore, by means of an express provision of the Gess.car Short Form, Gess.cas shall enter into the same non competition obligation as set out under Article 17 below.

5.10. No later than 15 days after the Closing Date, the competent meeting of Gess.car shall validly and irrevocably resolve:

       (a) the amendment of the corporate name of Gess.car from the present one to MEC S.a.s. di Agostino Gessaroli & C.;

       (b)      the winding up of Gess.car;

       (c) the appointment of Mr. Agostino Gessaroli as the liquidator of Gess.car.

       it being also agreed that this winding up shall not be revoked, nor the Gess.car capital shall be in any manner assigned or transferred.

5.11. The Sellers hereby undertake that Gess.car, notwithstanding its winding up, shall be kept in good financial conditions and shall not be insolvent in respect of any possible liability. The Bank Guarantee (as defined under Article 19.5 below) shall therefore cover any possible liability or responsibility of Newco in respect to any party in connection with any failure on the part of the Sellers to comply with this obligation.

6.     THE OMG BUSINESS.

6.1. OMG hereby undertakes to sell, transfer and assign, free of any Encumbrances, at Closing to Oxford or Newco, who, subject to the conditions precedent set out

                                                             Page 17 of 53 pages


       under Article 14 being fulfilled, hereby undertake to acquire at Closing from OMG the OMG Business, free from any Encumbrances.

6.2. The transfer of the OMG Business shall be performed in full compliance with all applicable rules and regulations, including (without limitation) the procedure set out under Article 2112 of the Italian Civil Code and of
       Article 47, L. 428/90. In addition, prior to the relevant transfer of the OMG Business, OMG shall procure (and the Sellers hereby undertake to cause OMG so to do) the certificate provided for by Article 14 of D.Lgs. 472 of 18th December 1997 with reference to the OMG Business, which certificate shall certify the absence of any tax liabilities pending or threatened with reference to the said OMG Business in relation to the matters mentioned by the said D.Lgs 472/1997.

6.3. The Transferred Assets, wherever located, to be assigned and transferred, by executing the OMG Short Form, as a part of the OMG Business shall be all of the assets owned or in any manner used by OMG to carry out its activity, as at the date hereof and at the Closing Date, to include:

       (a)      Transferred Assets;

       (b) machinery and equipment related to, or used in the business carried out by OMG;

       (c)      Intellectual Property Rights;

       (d)      Stock;

       (e) Leases and leasehold improvements, related to or used in the business carried out by OMG (including the free lease of the premises in Sgorgola-FR);

       (f)      Goodwill;

       (g) All grants, contributions, interest subsidies, tax credits and other facilities of any nature (EXHIBIT 15 contains a list of the most significant of them), whether finally or temporary cashed by OMG, or filed with, approved or resolved by, the competent bodies and authorities in favour of OMG;

       (h)      employment contracts relating to the Transferred Employees;

       (i) benefit of the Transferred Contracts, together with all relevant prepaid expenses, deposits and retention held by third parties;

       (j)      Trade Accounts Receivable;

       (k) Information, together with all records and documents relating to the Business;

       (l) tax credit for advanced payment of any tax duties related to TFR and receivables vis-a-vis INPS (i.e. "Istituto Nazionale Previdenza Sociale") for "contratti di solidarieta" relating to TFR, as described in EXHIBIT 17;

                                                             Page 18 of 53 pages


       (m) credits and receivables vis-a-vis INAIL (i.e. "Istituto Nazionale delle Assicurazioni ed Infortuni sul Lavoro"), if any;

       (n) any and all other assets relating to or used in the business carried out by OMG;

       (o)      telephone numbers;

       (p) customer numbers assigned to OMG by Fiat or other customers with which OMG does business;

       (q)      bank accounts;

       (r)      Subject to Article 13.4, the insurance policies;

       (s)      pre-paid assets.

6.4. The Transferred Liabilities shall be only those liabilities (and no others) of OMG which are expressly shown in the relevant Business Financial Statement (which will be used for the purposes of the OMG Short
       Form), as they will consistently result as of the Closing Date from the Closing Balance Sheets, provided that: (i) they exclusively and directly relate to the OMG Business, and (ii) the contracts they source from have been duly and irrevocably assigned and transferred; and (iii) they relate to business and activities carried out in good faith and in compliance with the rules of the best professional due diligence. Without limiting the generality of the above, the Transferred Liabilities shall not include any Indebtedness and shall consist exclusively of the following:

       (a) Transferred Employees' severance funds and other funds and reserves: the severance fund (i.e. TFR) and the accruals for holidays, overtime and the like, all of the above as relating to the Transferred Employees only;

       (b) Transferred Contracts. The performance of the obligations (including the obligations of making payment and of delivering goods) which become due on or after the Closing Date to the extent they relate to the OMG Business under the Transferred Contracts, provided such liabilities and obligations are fully disclosed in the books and records of OMG, and further provided that such liabilities, undertakings and obligations were entered into in the ordinary course of business consistent with past practices with regard to the OMG Business;

       (c)      Trade Accounts Payable.

       (d) Other Payables and Accruals. Other payables and accruals relating to the OMG Business of the type and nature contemplated by the form set forth in the Business Financial Statement (EXHIBIT 2) incurred in the ordinary course of business consistent with the past practice).

6.5. Excluded Liabilities. Except as set forth in the above Article 6.4, no other liabilities shall be assigned and transferred to Newco as a part of the OMG Business and therefore Newco shall not assume or otherwise be liable for any

                                                             Page 19 of 53 pages


       liabilities, undertakings or obligations of OMG or the OMG Business, whether accrued, absolute, contingent or otherwise, and also in respect of Taxes, which will remain the exclusive liability of OMG and which shall not be a part of the OMG Business as transferred.

6.6. Subject to Articles 16 and 17, the price payable by Newco to OMG for the OMG Business shall be a sum equal to the Net Asset Value of OMG , plus a sum as value of the Goodwill, and shall amount in aggregate to ITL
       18.700.000.000 (eighteen billion seven hundred million) (the "OMG
       Price").

6.7. Subject to Article 2.3 and 6.8, the OMG Price shall be paid by Newco to OMG as follows:

       (a)      ITL 16.830.000.000 at Closing (the "OMG Provisional Price");

       (b) the remainder portion of the OMG Price, after completion of the procedure set out under Article 16 and pursuant to the terms set out thereunder.

6.8. Newco may deduct from the OMG Price or from the OMG Provisional Price, any sum due by the Gessaroli Family in respect of any breach on the part of the Gessaroli Family of the obligations, undertakings, duties, Representations and Warranties, as set out under this Agreement.

6.9. As a part of the agreement between Newco and OMG and, therefore, by means of an express provision of the OMG Short Form, OMG shall enter into the same non competition obligation as set out under Article 17 below.

6.10. No later than 15 days after Closing, the competent extraordinary shareholders' meeting of OMG shall validly and irrevocably resolve:

       (a) the amendment of the corporate name of OMG from the present one to Immobiliare A.G.

       (b) the amendment of the company scope of OMG from an industrial company to a company for the management of real estate properties.

6.11. The Sellers hereby undertake that OMG shall be kept in good financial conditions and shall not be insolvent in respect of any possible liability. The Bank Guarantee (as defined under Article 19.5 below) shall therefore cover any possible liability or responsibility of Newco in respect of any third party in connection with any failure on the part of the Sellers to comply with this obligation.

7.     APPORTIONMENTS RELATING TO THE OMG BUSINESS AND TO THE GESS.CAR BUSINESS.

7.1. With reference to the liabilities of the OMG Business and the Gess.car Business indicated under the following Articles 7.1(a), 7.1(b) and 7.1(c), unless accrued on the Closing Balance Sheet as accruals or unless such liabilities are of the same kind and nature as contemplated by the Businesses Financial Statements,

                                                             Page 20 of 53 pages


       provided that they have been entered into in the ordinary course of business consistently with the past practice, the following rules shall apply:-

       (a) All rents, rent charges, rates, insurance premiums, gas, water, electricity and telephone charges, royalties and other outgoings relating to or payable or accruing in respect of each of the Businesses down to the Closing Date shall be respectively borne by OMG and Gess.car and, as from the Closing Date, shall be borne by Newco and all the said rents, royalties, etc., and other periodical payments receivable or accruing in respect of each of the Businesses down to and including the Closing Date shall respectively belong to OMG and Gess.car and as from the Closing Date shall belong to Newco. Those outgoings and amounts receivable shall if necessary be apportioned accordingly, provided that all outgoings specifically referable to the extent of the use of any property or rights shall be apportioned according to the extent of such user.

       (b) All salaries, wages and other emoluments and all contributions for which OMG and/or Gess.car are liable as employers in respect of any employee or consultant under any contractual or statutory obligation shall be borne by OMG and/or Gess.car down to the Closing Date and shall, if necessary, be apportioned accordingly.

       (c) Sums payable periodically shall be apportioned by charging or allowing:

                (i) for any payment period entirely attributable to one Party, the whole of the instalment payable for that period;

                (ii) for any part of a payment period, a proportion on an annual basis.

       (d) The net amount (if any) payable by or to OMG and/or Gess.car under this article shall be calculated in accordance with, and as a part of, the procedure set under Article 16. Any possible balance of these amounts as resulting of this calculation will be paid or deducted together with the Final Price.

8.     TRANSFER OF THE NL QUOTAS.

8.1. The Gessaroli Family hereby undertakes to sell, transfer and assign, free of any Encumbrances, at Closing to Oxford or Newco, which hereby undertake, subject to the conditions precedent set out under Article 14 being fulfilled, to acquire, full title to the NL Quotas, in accordance with the following percentages:

       (a) Mr. Gessaroli hereby undertakes to sell all of his part of the NL Quotas, equal to 35% thereof;

       (b) Mrs. Gessaroli hereby undertakes to sell all of his part of the NL Quotas, equal to 30% thereof;

       (c) Mr. Denis Gessaroli hereby undertakes to sell all of his part of the NL Quotas, equal to 17,50% thereof;

                                                             Page 21 of 53 pages


       (d) Ms. Luana Gessaroli hereby undertakes to sell all of his part of the NL Quotas, equal to 17,50% thereof.

8.2. Upon the sale mentioned under this Article 9, Newco shall have title to all of the NL Quotas and, therefore, to 100% of the NL capital stock.

9.     THE PRICE FOR THE NL QUOTAS.

9.1. Subject to Article 2.3 and 9.3 below, the aggregate price for the transfer of the NL Quotas which shall be transferred at the Closing shall be equal to ITL 3.800.000.000 (three billion eight hundred million) (hereinafter referred to as the "NL Price").

9.2. The NL Price to be paid by Newco to each of the members of the Gessaroli Family, proportionally to the percentage of NL Quotas transferred by each of them in accordance with Article 8.1 hereinabove, shall be allowed as follow:

       (a)      ITL 3.420.000.000 at Closing (the "NL Provisional Price");

       (b) the remainder portion of the NL Price, after completion of the procedure set out under Article 16 and pursuant to the terms set out thereunder.

9.3. Oxford and Newco may deduct from the NL Provisional Price or the NL Price, any sum due by the Gessaroli Family in respect of any breach on the part of the Gessaroli Family of the obligations, undertakings, duties, Representations and Warranties, as set out under this Agreement.

10.    RIGHT OF WITHDRAWAL.

10.1.  If before Closing:

       (a) The due diligence investigation on the Gessaroli Group (also in respect of the `environmental phase one') which shall be continued and/or carried out by Oxford and its consultants up until the Closing Date, evidence any material facts or circumstances which constitutes a breach of the Representations and Warranties; or

       (b) Any of the certificates provided for by Article 14 of D.Lgs. 472 of 18th December 1997 with reference to: (i) the business assigned by TaCa. S.a.s. to OMG effective as from November 1st, 1999 (ii) the OMG Business, or (iii) the Gess.car Business, reveal that there are tax liabilities pending or threatened with reference to the Businesses in relation to the matters mentioned by the said D.Lgs 472/1997;

       (c) the increase in capital described under Article 3 above is not fully complied with by the Sellers or the relevant approval (i.e. `omologa') of the competent Court is not issued;

       (d) any breach of the Representations and Warranties comes in any event to the notice of Oxford, or if, in any event: (i) the Sellers are in material

                                                             Page 22 of 53 pages




                breach of any obligation on their part under this Agreement and it has not been remedied prior to Closing to Oxford's satisfaction; or if (ii) anything occurs which, had it occurred on or before the date of this Agreement, would have constituted a breach of the Representations and Warranties; or

       (e) the meetings with Fiat which will be arranged by the Seller to announce to Fiat the transfer to Oxford of the Gessaroli Group have not been satisfactory in all respect to Oxford in its sole and absolute discretion; or

       (f) anything occurs (except something arising from an act or omission of Oxford) which has, or would be likely to have after Closing, a material adverse effect on the Gessaroli Group and its operations or the businesses carried out by or prospects with respect to each of OMG, NL and Gess.car, or on Oxford's ability to carry the Gessaroli Group on in substantially the same manner or prospects, including but not limited to any of the following:

                (i) a local strike, lock-out or other significant industrial dispute arising or being threatened;

                (ii) any judicial or administrational or arbitration proceedings being instituted or threatened by or against the Gessaroli Group;

                (iii) any significant assets of the Gessaroli Group being destroyed or damaged;

       (g) The Sellers fail to comply with the conditions precedent set forth under Article 14 required on their part;

       then, but without prejudice to any other rights or remedies available to Oxford, Oxford, should the Sellers be unable or unwilling to forthwith offer a full remedy (e.g.: a reduction of the Aggregate Preliminary Price, special warranties and representations, special indemnification obligations and relevant security) fully satisfactory to Oxford in its sole discretion, may elect to withdraw (`recesso ad nutum' for the purposes of Italian law) from this Agreement, by giving notice in writing to that effect to the Sellers, without any obligations to pay damages or indemnities of any kind and nature in favour of the Sellers. The provision of the preceding paragraph shall not apply in case one of the events, other than that described under letter g.(i), has been exclusively caused by Oxford.

10.2.  With the sole exceptions of the events described under letters (e) and
       (f).(i) of Article 10.1, if Oxford elects not to complete the purchase of the Gessaroli Group in any of the circumstances mentioned above under
       Article 10.1, or if Oxford withdraws this Agreement under the general law, then (but without prejudice to any other rights or remedies available to Oxford), the Sellers shall indemnify Oxford against all costs, fees, charges and expenses incurred by it in connection with the negotiation, preparation and withdrawal from this Agreement.

                                                             Page 23 of 53 pages



11.    DAMAGE TO ASSETS BEFORE CLOSING.

11.1. Without prejudice to the provisions of Article 10, if any of the assets of the Gessaroli Group is destroyed or damaged or breaks down before Closing, than at Oxford's option either:

       (a) that asset shall be excluded from the sale and retained by the Sellers at Closing, in which case the Aggregate Preliminary Consideration shall be reduced by an amount equal to the price of a new asset able to substitute that asset; or

       (b) that asset shall be purchased at Closing, in which case Oxford may require the Sellers to repair or substitute the relevant asset at the Sellers' expense and, in default of the Sellers doing so before Closing, Oxford may itself repair or substitute the asset after Closing at the Sellers' expense, in which case Oxford may deduct from the Final Price the cost of repair or substitution of the asset.

11.2. If the Parties are unable to agree the amount of the reduction, the matter shall be referred to the Independent Accountant in accordance with
       Article 17.

12.    COVENANTS UP TO CLOSING.

12.1.  As from the date of execution of this Agreement and until Closing:

       (a) the activity relating to the Gessaroli Group shall be conducted only in the ordinary course of business and in accordance with practices in accordance with law, reasonable and customary in the circumstances by using the due professional diligence;

       (b) the organisation relating to the Gessaroli Group shall not be adversely affected, and no material loss or damage to the Gessaroli Group, whether or not insured, shall occur;

       (c) no transactions, disposals or operations of any kind, shall be made or conducted regarding the NL Quotas, the OMG shares or the Gess.car partnership, or regarding any of the assets of NL, the OMG Business or the Gess.car Business, except in the ordinary course of business;

       (d) the hiring and dismissal employees and consultants shall be conducted within the boundaries of the ordinary course of business and in any event in compliance with applicable law and national collective agreements; there shall be no any increase in the rate or terms of compensation or benefits payable or to become payable to any of the employees of the Gessaroli Group, other than for what mandatorily provided by law;

       (e) no indebtedness, contract or commitment shall be entered into, except commitments which are normal in the ordinary course of the business for the purchase from suppliers and orders from or contracts with customers; there are no accrued liabilities, of whatever nature, except as incurred in

                                                             Page 24 of 53 pages


                the ordinary course of business; in addition no change in the level of the inter-company transactions;

       (f) Trade Accounts Receivable and Trade Accounts Payable shall be maintained in accordance with their respective terms and conditions and vary only in the ordinary course of business and consistent with historical and legitimate practice;

       (g) No receivables (including Trade Accounts receivable) will be factored or discounted.

12.2. In the event that any situation, as above described under Article 12.1, occurs, the Sellers have to notify in advance - before any decision is made - their intention to Oxford. With specific reference to the events described under sub-clause (d) of Article 12.1, the Sellers (directly, or by causing OMG or NL, as the case may be, so to do), in cases or circumstances Oxford deems to be potentially able to create a material effect on the relevant portion of the Gessaroli Group and/or its activity, shall have to comply with the relevant instruction of Oxford. However, under no circumstances the notification to Oxford (or the right of Oxford set out under this paragraph) can be considered as a managing activity of Oxford with regard to the Gessaroli Group and the decision will be only matter of the Sellers.

12.3. In addition, the Sellers shall give, as from the date hereof and up until the Closing Date, their, and shall ensure the Gessaroli Group personnel's full co-operation and shall ensure full access to all documents and sites and shall satisfy any reasonable request of Oxford or its consultants, so that Oxford and its consultants are able to carry out, or to continue to carry out, in a manner satisfactory to them, the due diligence investigation (also in respect of the `environmental phase one') on the Gessaroli Group.

12.4. Finally, prior to Closing:

(a) the Sellers shall obtain from each of the creditors of OMG and Gess.car, a waiver to act against the transferee of the OMG Business and of the Gess.car Business, pursuant to Article 2560
                (2) of the Italian Civil Code; and

(b) shall procure that all grants, contributions, subsidised loans and other facilities of any nature, whether finally or temporary cashed by OMG, Gess.car or NL (including Ta.Ca. s.a.s., if applicable), or filed with, approved or resolved by, the competent bodies and authorities in favour of OMG, Gess.car of NL (including Ta.Ca. S.a.s., in applicable) shall be duly assigned and transferred to Oxford or Newco.

13.      SPECIAL COMMITMENTS.


Special commitments concerning Mr. Gessaroli, Mrs. Gessaroli and Mr. Denis Gessaroli.

                                                             Page 25 of 53 pages



13.1. It is the wish of the Parties that, after Closing, Mr. Agostino Gessaroli, Mrs. Irene Gessaroli and Mr. Denis Gessaroli continue to render their services in favour of the Gessaroli Group, so as to let Oxford take advantage of their respective professional reputation and skill.

13.2.  In the light of the above, the Parties agree as follows:

       (a) At Closing, or as soon as practicable thereafter, Oxford shall cause that Mr. Gessaroli is appointed as a director of Newco and NL for a minimum period of two years. As soon as practicable, Mr. Gessaroli shall be also entrusted by the competent Board of Directors with particular offices and activities relating to sales, marketing and engineering. The gross aggregate remuneration to be paid to Mr. Gessaroli for his special activities shall be equal to ITL 195 million per year, plus a company car and supplementary medical/life insurance of the same kind as at present; in addition, as long as Mr. Gessaroli is a member of the said board(s), the annual membership to the Pecetto Golf Club "I Ciliegi" shall be paid by Oxford or Newco as an additional part of the mentioned remuneration.

       (b) at Closing, or as soon as practicable thereafter, Oxford shall cause that Mr. Denis Gessaroli is appointed as a director in Newco and NL for a minimum period of three years. As soon as practicable, Mr. Denis Gessaroli shall be then entrusted by the competent Board of Directors with the offices of Chairman and Managing Director. The gross aggregate remuneration to be paid to Mr. Denis Gessaroli for his activities shall be equal to ITL 290 million per year, plus a company car and supplementary medical/life insurance of the same kind as at present; in addition, Mr. Denis Gessaroli shall be eligible to receive an annual bonus, up to 30% of his annual compensation, in case the Gessaroli Group achieves the performance objectives determined by Oxford. In addition, as long as Mr. Denis Gessaroli is a member of the said board(s), the annual membership to the Pecetto Golf Club "I Ciliegi" shall be paid by Oxford or Newco as an additional part of the mentioned remuneration.

       (c) Closing, Oxford shall cause Newco and NLto enter with Mrs. Gessaroli into a two year consultancy agreement in the form attached as EXHIBIT 18 and be entrusted with a consultancy activity in respect of treasury, banks and collection functions. The gross aggregate remuneration to be paid to Mrs. Gessaroli for her consultancy activity shall be equal to ITL 120 million per year, plus the use of a company car as at present.

13.3. The Sellers hereby represent and warrant that Mr. Gessaroli, Mrs. Gessaroli and Mr. Denis Gessaroli shall not be entitled to receive any sums or remuneration other that those mentioned above, nor have they or will they be entitled to make any claim or request in respect of their past positions and activities within the Gessaroli Group. Therefore, the Sellers shall jointly and severally indemnify, defend and hold Oxford, NL or Newco harmless from any and all costs, losses, liabilities, expenses, damages (including judiciary and legal fees), whether actual or potential, which may arise from, or in connection with, any claim relating to the position of Mr. Gessaroli, Mrs. Gessaroli and Mr. Denis Gessaroli before, on

                                                             Page 26 of 53 pages


       and after the Closing Date. The obligations set out under this Article
       13.3 shall survive the expiration of the terms set out under Article 19.6 below.

The insurance policies of OMG, Gess.car and NL.

13.4. EXHIBIT 19 contains a full and up-dated list of all the insurance policies at present in force in relation to OMG, Gess.car and NL.

       With the sole exception of the policy No 505308 effective as from 20 December 1999, which will be retained by OMG as owner of the OMG Lease Property, the Parties agree that, promptly after this Agreement has been entered into, Mr. Gessaroli shall act and use his best effort so as to have the duration of all said policies reduced to no more than one year after the Closing Date. For the purposes of this provision, Oxford shall have the possibility to appoint his insurance consultant who will work together with Mr. Gessaroli. It is in any event agreed that the said policies, should Mr. Gessaroli fail - notwithstanding his best effort - to have all or part of their relevant terms shortened down to one year, shall be transferred as a part of the OMG Business and of the Gess.car Business, or kept by NL; as the case may be.


The lease agreement (i.e. locazione) between Newco and OMG.

       At Closing, OMG and Newco shall enter into a lease agreement (i.e. locazione) in relation to the OMG Lease Property.


       The relevant agreement shall conform in all respect to law 392/78 and, in addition, shall conform to the terms and conditions set forth under
       EXHIBIT 20. This agreement shall also set forth, in the event the OMG Lease Property is to be transferred in any manner, a pre-emption right of Newco for the purchase of the OMG Lease Property at a price equal to ITL 4.500.000.000.

14.    CONDITIONS PRECEDENT TO CLOSING.

14.1. The obligation of Oxford to effect the transaction contemplated herein to be consummated at Closing shall be subject to the fulfilment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by Oxford; in case one or more of the said conditions have been neither fulfilled by the relevant Sellers, nor waived by Oxford, Oxford may forthwith terminate this Agreement by giving the Sellers notice in writing to such effect and no Party shall have any claim against any of the others except insofar as any of such conditions shall not have been satisfied due to the negligence or default of one
       Party:

       (a) the Sellers shall in all material respect have performed and complied with their respective obligations contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date;

       (b) Oxford shall have completed, to its satisfaction, a due diligence investigation (also in respect of the `Environmental Phase One') on the Gessaroli Group;

                                                             Page 27 of 53 pages



       (c)      with reference to the Businesses, the procedures set out by
                Article 2112 of the Italian Civil Code and under law 428/1990 have been complied with;

       (d) the Sellers, Gess.car and OMG shall have procured and delivered to Oxford the statement provided for by Article 14 of D.Lgs. 472 of 18th December 1997 with reference to their respective Businesses and to the business of Ta.Ca. s.a.s., which shall certify the absence of any tax liabilities pending or threatened with reference to the Businesses and to the business of Ta.Ca. s.a.s. in relation to the matters mentioned by the said D.Lgs 472/1997;

       (e) the Sellers shall have procured and delivered the Bank Guarantee (in the form of EXHIBIT 20) duly authorised and executed;

       (f) the Sellers shall have delivered to Oxford assignments or, whether necessary, novation agreements in respect of the Transferred Contracts;

       (g) the filing with the Autorita Garante della Concorrenza e del Mercato shall have been duly carried out and filed with the said Autorita with the full co-operation between the Parties; in addition, no negative evaluation of the transaction shall have been made also in an informal manner;

       (h) the NL 1999 Financial Statement shall have been validly approved by the competent quotaholders' meeting;

       (i) the OMG 1999 Financial Statement shall have been validly approved by the competent shareholders' meeting;

       (j) the Gess.car 1999 Financial Statement shall have been validly approved by all the partners;

       (k) the meetings with Fiat arranged by the Seller to announce to Fiat the transfer to Oxford of the Gessaroli Group have not been satisfactory in all respect to Oxford in its sole and absolute discretion. In addition, Fiat shall have agreed in writing not to make any use, after Closing and even after Mr. Gessaroli has ceased any activity within the Gessaroli Group, of the termination clauses set out under the agreements where such clauses are set forth;

       (l) The Sellers shall procure, in a form satisfactory in all respect to Oxford, official statements of all creditors of the amounts due with respect to all Indebtedness as of the day immediately before Closing Date;

       (m) The Sellers shall have officially request and make their best effort so as to obtain from each of the creditors of the OMG and Gess.car, a waiver to act against the transferee of the OMG Business and of the Gess.car Business pursuant to Article 2560
                (2) of the Italian Civil Code;

       (n) The Sellers: (i) shall have procured that all grants, contributions, subsidised loans and other facilities of any nature, whether finally or temporary cashed by OMG, Gess.car, NL or Ta.ca s.a.s., or filed with,

                                                             Page 28 of 53 pages


                approved or resolved by, the competent bodies and authorities in favour of OMG, Gess.car, NL or Ta.ca. s.a.s are assigned and transferred to Oxford or Newco, or (ii) whether this were not possible due to a specific provision under the relevant laws, regulations and conditions for reasons other than a relevant breach on the part of the Sellers, shall have taken and complied with all necessary steps required to obtain the above mentioned assignment and transfer in favour of Oxford or Newco, it being agreed that the Sellers, also after Closing, shall use their best efforts so as to procure that the said grants, contributions, subsidised loans and other facilities are actually assigned and transferred to Oxford or Newco;

       (o) None of the said grants, contributions, subsidised loans and other facilities whether finally or temporary cashed by OMG, Gess.car, NL or Ta.ca s.a.s., or filed with, approved or resolved by, the competent bodies and authorities in favour of OMG, Gess.car, NL or Ta.ca. s.a.s, shall have been in any event cancelled, modified or revoked, nor shall any intent be evidenced to do so;

       (p) Mr. Gessaroli shall have resigned from his position of Sole Director of Nuova Lanzaplast;

       (q) All the existing powers of attorney (whether relating to banks or otherwise, including all powers of attorneys granted to Ms. Gessaroli) shall have been terminated and revoked;

       (r) the quotaholders' meeting of NL shall have validly resolved to appoint as directors and Statutory Auditors of NL, those individuals who will be indicated by Oxford;

       (s)      the agreement with Mrs. Gessaroli as per the text attached under
                EXHIBIT 18 shall be entered into.

       (t) Either by means of new agreements, or by means of addenda to the existing ones, the expiration terms (but no other terms and conditions thereof, with the sole exception of (i) the rental, which shall remain in aggregate equal to ITL 16 million, (ii) the utilities shall be paid by the lessee, and (iii) all those other terms and conditions which do not conform to the provisions of law 392/78) of the following lease agreements (i.e. locazioni) shall be postponed up until January 2nd, 2005, with the right for the lessee to freely terminate either of them with a 6 month written notice:

                (i) Parties: OMG and Immobiliare Irene S.r.l.; date: 2nd January, 1999; object: manufacturing facility with offices and land of 3.000 square meters in Strada Sabbioni, 32, Trofarello (TO) (EXHIBIT 22);

                (ii) Parties: OMG and Immobiliare Irene S.r.l.; date: 2nd November, 1999; object: manufacturing facility with offices and land of 2.460 square meters in Strada Sabbioni, 32, Trofarello (TO) (EXHIBIT 23);

                                                             Page 29 of 53 pages



       (u) Femar s.n.c. di Mandosso Giancarlo shall have issued a statement by means of which it shall renounce of its right to terminate the following agreements with NL at the first expiration date:

                - agreement entered into on 5th June, 1995, in relation to manufacturing facility with offices and land of Via Fermi 12, Trofarello (TO) (EXHIBIT 24);

                - agreement entered into on 1st November, 1996, in relation to manufacturing facility with offices and land of Via Fermi 12, Trofarello (TO) (EXHIBIT 25).

15.    CLOSING.

15.1. Upon fulfilment of the conditions precedent set forth under Article 13 hereof, Closing shall take place in Turin (Italy), before the Notary Public to be appointed by Oxford, on 3rd April , 2000, or on that other date to be agreed upon between the Parties (the "CLOSING DATE"). At Closing:-

       (a) OMG shall sell, transfer and assign free of any Encumbrances to Newco, who shall acquire, the OMG Business by executing the OMG Short Form;

       (b) Gess.car shall sell, transfer and assign free of any Encumbrances to Newco, who shall acquire, the Gess.car Business by executing the Gess.car Short Form;

       (c) the Gessaroli Family shall transfer title, free of any Encumbrances, to the NL Quotas in favour of Oxford or Newco by executing the NL Short Form;

       (d)      the Sellers shall deliver to Oxford the Bank Guarantee;

       (e) the lease agreement with OMG mentioned under Article 13.3 shall be entered into;

       (f)      subject to the performance of the obligations under paragraphs
                (a) to (e) above, Oxford shall:

                (i) pay, subject to Articles 2.2, 5.8, 6.8 and 9.3, the Aggregate Provisional Price, to the Sellers;

       (g) all further documents, guarantees, ancillary contracts and certificates, as provided for in this Agreement or, in any event, as necessary or appropriate for the contemplated transaction, shall be duly executed, prepared, filed, issued and delivered by each of the Parties;

       (h) the agreements with Mrs. Gessaroli as per the text attached under EXHIBIT 18 shall be entered into;

                                                             Page 30 of 53 pages



15.2. If for any reason the provisions of sub-clauses 15.1 (a) - (e) are not fully complied with, Oxford may elect (in addition to and without prejudice to all other rights or remedies available to it) to withdraw from this Agreement or to fix a new Closing Date.

15.3. On or as soon as practicable after Closing, the Sellers shall if so requested by Oxford and jointly with Oxford arrange for the despatch to all or any past and present customers of the Gessaroli Group by Oxford of a circular in a form to be approved by Oxford announcing the sale by the Sellers of the Gessaroli Group and introducing Oxford as their successor. The Sellers shall take all such other steps as Oxford may reasonably require in order that Oxford may obtain the full benefit of the Gessaroli Group.

16.    CONFIRMATION OF THE TARGET NET ASSET VALUE. THE FINAL PRICE.

16.1. It is acknowledged and agreed that the Aggregate Preliminary Consideration has been determined by the Parties also on the basis of the Target Net Asset Value of the Gessaroli Group.

16.2. For the purposes of calculating the net asset value of the transferred assets over the transferred liabilities of the Gessaroli Group as at the Closing Date (the "Closing Date Net Asset Value"), Oxford shall instruct PWC to prepare, in accordance with the Special Purpose Accounting Rules , special purpose balance sheets with respect to the OMG Business and the Gess.car Business, on the one hand, and NL, on the other (the "Closing Balance Sheets"). The Closing Balance Sheets will show the Closing Date Net Asset Value for each transaction and on a combined basis, net of any inter-company transactions (it being agreed that for purposes of this Article 16, inter-company shall refer to the Gessaroli Group which will be treated as if under a common ownership), and will be compared with the Target Net Asset Value. Therefore, should the Closing Date Net Asset Value on a combined basis be lower than the Target Net Asset Value, the Final Price (as below defined) shall be reduced on a "lira per lira" basis. The Final Price shall be also reduced in case of breach by the Sellers of the representation and warranty set out under Article 2.2(b). No adjustment will be made in the event that the Closing Date Net Asset Value is higher than the Target Net Asset Value.

16.3. The Closing Balance Sheets shall be delivered by PWC to Oxford and to the Sellers within 60 calendar days of the Closing Date.

16.4. In the event the
       Sellers do not agree, in whole or in part, on the outcomes of the Closing Balance Sheets, they shall notify, within 10 calendar days of their receiving the Closing Balance Sheet, their disagreement (in writing and by means of registered mail with return receipt) to Oxford, specifying, for each matter of the Closing Balance Sheets in detail and on a item-by-item basis, the reasons for their disagreement.

                                                             Page 31 of 53 pages


16.5. Within 15 calendar days of the receipt by Oxford of the relevant communication of the Sellers' disagreement, the Parties and their respective consultants (including PWC) shall try to amicably resolve any issue.


16.6. In the event that, within 15 calendar days from Oxford's receipt of the communication of the Sellers' disagreement, Oxford and the Sellers are not able to resolve, in whole or in part, their disagreements as to the Closing Balance Sheets, either Party may, within the following 15 calendar days, refer the matters in dispute to the Independent Accountant for their resolution, in accordance with the terms and conditions set forth under Article 17. It is in any event agreed that, in case the disagreement between the Parties refers to only a part of the Closing Balance Sheets and, therefore, to only a part of the Final Price, one Party shall pay to the other, within 5 working days of the date of referral of the matter in dispute to the Independent Accountant, that part of the Final Price which is not under dispute.

16.7.  For the purposes of this Article 16, each of the Parties shall:

       (a) disclose to PWC, the other Parties and to the other Parties' consultants and to the Independent Accountant all relevant facts and information in its possession (whether or not requested by them); and

       (b) promptly give to PWC. the other Parties and to the other Parties' consultants and to the Independent Accountant, all information, assistance and access to books of account, documents, files and papers which any of them may reasonably require.

16.8.  Should no objection be made by the Sellers within the term set out under
       Article 16.4, the Closing Balance Sheets shall be deemed to be final and irrevocably accepted by all the Parties.

16.9. Within 5 working days after the said Closing Balance Sheets becoming irrevocable and final, Oxford shall pay to the Sellers the unpaid part of the Aggregate Preliminary Consideration, minus: (i) the difference between the Target Net Asset Value and the Closing Date Net Asset Value (pursuant to 16.2); (ii) any Indebtedness not paid by the Sellers, as contemplated by Articles 2.4 and 3.2; (iii) the portion of the Final Price already paid pursuant to Article 16.6; minus or plus, to the extent not already considered (iv) the sums, at that time due, relating to the adjustments contemplated by Articles 2.4and 3, (the "Final Price"), it being agreed that, should the Final Price be lower than the Aggregate Preliminary Consideration, the Sellers, within the same term, shall pay the balance to Oxford.

16.10. Oxford may deduct from the Final Price any sum (including any sum relating to Indebtedness not reimbursed by the Sellers prior to Closing) due to it or to the Gessaroli Group in respect of any breach on the part of the Sellers and up until the date of actual payment of the obligations, undertakings, duties, Representations and Warranties, as set out under this Agreement.

                                                             Page 32 of 53 pages


17.    INDEPENDENT ACCOUNTANT.

17.1. If the Parties do not agree any matter referred to in Articles 3, 7, 11.2 and 16, the relevant matter shall be referred, at the request of either Oxford or the Sellers, for decision to an independent chartered accountant (the "INDEPENDENT ACCOUNTANT"). The Parties hereby agree that the Independent Accountant shall be the most senior partner (it being agreed that the seniority will be calculated in relation to the period in which a partner has been appointed as a partner of the Firm) of Ernst and Young, Turin Office, or that other partner of the same Firm to be designated by him. In default of acceptance by, or in case of impossibility, or other impediment of the said senior partner or his nominee (including the case in which the said senior partner fails to appoint or substitute a nominee), the Independent Accountant (or any substitute) shall be appointed by the President of the Ordine dei Dottori Commercialisti di Torino , on the application of either Oxford or the Sellers.

17.2. The Independent Accountant shall act as an expert and not as an arbitrator and his decision shall be final and binding on the Parties. The Parties agree that any decision of the Independent Accountant may also be based either on his "equo apprezzamento", or on his "mero arbitrio", as set out under Article 1349 of the Italian Civil Code. The Independent Accountant shall afford all the Parties the opportunity of making written representations to him.

17.3. The fees and expenses of the Independent Accountant shall be borne by the Parties in equal shares.

17.4. Any amount payable as a result of the Independent Accountant's decision shall be paid within 10 days of his decision being notified in writing to Oxford and the Sellers.

18.    NON COMPETITION.

18.1. The Sellers covenants with Oxford that, for a period of five years after the Closing Date, none of the Sellers shall, whether directly or indirectly, in Italy:

       (a) be concerned in any research, development, manufacture, marketing, sale, servicing or business carrying on a business which is competitive or likely to be competitive with any of the businesses carried out by any of OMG, NL or Gess.car or, more in general, with any of the activities or business described under Whereas A, Whereas B or any activity previously carried out by Ta.Ca and consisting of the assembly of locking mechanisms, latches, plastic, metal and other components, including weld assemblies; or

       (b) for their or for anybody else's account, or as or consultant of someone else, participate in (as director, shareholder, holder of certificates, partner, financier, or in any other capacity), be employed by, give advice to or render services to any person, company, legal entity or organisation, which is involved in activities competing with any of the businesses carried out by any of OMG, NL or Gess.car as described

                                                             Page 33 of 53 pages


           under Whereas A, Whereas B or any activity previously carried out by Ta.Ca and consisting of the assembly of locking mechanisms, latches, plastic, metal and other components, including weld assemblies ; or

       (c) canvass or solicit orders for goods of similar type to those being manufactured or dealt in or for services similar to those being provided in connection with any of the businesses carried out by any of OMG, NL or Gess.car from any person who is at Closing or has been at any time within the year prior to Closing a customer of the Gessaroli Group; or

       (d) induce or attempt to induce any supplier of the Gessaroli Group to cease to supply, or to restrict or vary the terms of supply, to the said Gessaroli Group; or

       (e) induce or attempt to induce any client of the Gessaroli Group to cease to buy or carry on any commercial activity, or to restrict or vary the terms of buy or carry on any commercial activity, to the Gessaroli Group; or

       (f) induce or attempt to induce any employee engaged in the Gessaroli Group to leave the employment of the Gessaroli Group; or

       (g) make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to the Gessaroli Group or its customers or suppliers.

 18.2. Each of the restrictions in each paragraph or sub-clause above shall be enforceable by Oxford and its validity shall not be affected if any of the others is invalid; if any of those restrictions is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

 18.3. The parties hereby agree and acknowledge that the Aggregate Preliminary Consideration, as well as the Final Price, are allowed also as a consideration of the non competition obligations set out hereunder.

 18.4. For the purposes of Article 1382 of the Italian Civil Code, it is hereby agreed that the Sellers shall pay to Oxford as a penalty for each act of infringement of the non competition obligations set out under this
       Article 17, a sum equal to ITL 200 million, without prejudice to the right of Oxford to take any action so as to recover any further damages.

 18.5. Sellers recognise the crucial and essential importance to Oxford of the non-competition and confidentiality obligations of Sellers set forth under this Article. It is then acknowledged and agreed that the amount of the penalty set out under Article 18.3 has been fairly determined and agreed with specific reference to Oxford's interest in the fulfilment of the non competition obligation of each of the Sellers.

                                                             Page 34 of 53 pages


19.    REPRESENTATIONS AND WARRANTIES.

19.1. The Sellers jointly and severally represent and warrant to Oxford, in connection to each and all of the portions of the Gessaroli Group, that:

       (a) each of the Representations and Warranties set out in EXHIBIT 8 is true and accurate;

       (b) all information relating to the Gessaroli Group which would be material to a purchaser is contained in this Agreement; and

       (c) more in general all information provided is true and accurate and fairly represented and nothing has been omitted which renders any of that information incomplete or misleading;

       (d) the Sellers have performed and complied with each of the covenants and agreements undertaken in this Agreement;

       (e) the Sellers shall pay the Excluded Liabilities when and as due and shall indemnify and hold Oxford harmless from any claims, damages and/or liabilities with respect thereto .

19.2. Each of the Representations and Warranties set out in the several paragraphs of EXHIBIT 8 is separate and independent and except as expressly provided to the contrary in this Agreement is not limited:

       (a) by reference to any other paragraphs of EXHIBIT 8; or

       (b) by anything in this Agreement;

       and none of the Representations and Warranties shall be treated as qualified by any actual or constructive knowledge on the part of Oxford or any of its representatives.

19.3. The Parties agree and acknowledge that any direct or indirect breach of Clause 19.1 will produce and result in a Liability directly for Oxford or Newco simply by way of the occurrence of such breach, irrespective of the entity directly suffering the Liability. Therefore, and without prejudice to any other rights or claims of Oxford or Newco in connection with the same breach or otherwise, the Sellers hereby undertake to protect, indemnify and hold Oxford, Newco, or any of their respective assignees or successors, harmless from and against any Liability by paying the relevant company an amount equal to 100% (one hundred per cent) of such Liability, including any tax impact deriving from such indemnification payment.

19.4. The Sellers shall indemnify Oxford and/or Newco or any of their assignees or successors by paying Oxford, Newco of their assignees or successors or that other subject to be specified by Oxford at the moment of the relevant request, according to the terms provided for hereunder, an amount equal to 100% (one hundred per cent) of the Liabilities.

                                                             Page 35 of 53 pages


19.5. As a security for the payment of any of the Liabilities or for any other payment under this Agreement, the Sellers shall cause to be issued to Oxford an irrevocable first demand bank guarantee, issued by a bank acceptable to Oxford, in the form provided for under EXHIBIT 21 (the "Bank Guarantee").

19.6.   The liability of the Sellers in respect of the Representations and
        Warranties:

        (a) shall not arise unless the amount of all claims made in respect of the Representations and Warranties exceeds in aggregate ITL 100 million; and

        (b) shall terminate on the 5th anniversary of the Closing Date except:
            (i) in respect of any claim of which notice in writing is given to the Sellers before that date; or (ii) to claims in respect of Taxes, Social Security, Labour Matters and Environmental Matters (these terms as indicated under EXHIBIT 8), where the relevant termination of the indemnification obligation of the Sellers shall expire only after the expiration of each of the applicable statutes of limitations (including the period of any extensions or waivers thereof).

        For the avoidance of doubt, it is acknowledged and agreed that all liabilities in respect of: (i) all of the representations and warranties in clauses from (a) to (e) of EXHIBIT 8, and (ii) the obligations of the Sellers to pay the Excluded Liabilities, shall not be subject to any expiration period.

19.7. If Oxford claims, in connection with any applicable event, to the Sellers an indemnification payment according to Article 19.2, or to make a payment in its favour under this Agreement prior to the expiration of the terms set out under Article 19.6, the Sellers (without prejudice for their right to refer the matter to the Arbitration Panel in accordance with the provisions of Article 25) shall pay the requested amount within 15 days from the receipt of relevant request.

19.8. In any event, should the Sellers not refer the matter to the Arbitration Panel within 15 days of the receipt of the relevant notice, the liability of the Sellers shall be deemed to have been accepted by them to any effects.

19.9. In case of possibility to accept after Closing a tax amnesty (i.e. "condono fiscale", "concordato fiscale" or similar), the Sellers may ask Oxford to take advantage thereof should Newco be entitled to file the relevant application; should Oxford accept (such acceptance not unreasonably refused), the Sellers shall pay in advance to Oxford or Newco all of the costs and the fees for applying to such tax amnesty.

20.     SPECIAL COVENANTS.

20.1. Promptly after the execution hereof and, in any event, prior to Closing, the Parties shall file with the competent Autorita Garante della Concorrenza e del Mercato (the "Autorita"), the notice provided for by
        Article 16 of the Law October 10, 1990, No 287, hereby undertaking to give full support to their counsels for the best accomplishment thereof. Should the Autorita decide to commence an investigation, the Parties shall co-operate for the best resolution thereof with the

                                                             Page 36 of 53 pages


        view of having the authorisation of the said Autorita issued within the shortest possible time. Furthermore, the Parties shall take any necessary step for the amendments of a possible negative decision of the Autorita, being agreed that, should the negative decision of the Autorita become final and/or enforceable, each Party shall have the right to terminate this Agreement by giving notice in writing to the other Parties. Notwithstanding the above, the Parties will in any event evaluate in good faith the possibility to comply with any decision of the Autorita issued in conformity with article 19, section 1, of the said Law October 10, 1990, No 287.

20.2. The Parties acknowledge to each other that, apart from Seppilli & Partners S.r.l., there is no firm, corporation, or other person that is entitled to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated in this Agreement as a result of any agreement or understanding with the Sellers or Oxford, or for any other reason, nor have the Sellers or Oxford had any dealings relating to this transaction with any firm, corporation, agency or other person that may claim a brokerage or other commission. It is in any event agreed that all costs, commissions and other fees relating to Seppilli & Partners shall be entirely borne by the Sellers: prior to Closing, the Sellers shall procure from Seppilli & Partners a statement to this effect.

20.3. The conduction by Oxford, their representatives and consultants of : (i) a due diligence investigation (also with reference to environmental phase one investigation) started prior to the execution hereof and to be completed before the Closing Date; and (ii) the procedure set out under
        Article 16, shall not relieve the Sellers from any of their obligations arising from the Representations and Warranties or otherwise in this Agreement. The Sellers may not, under any circumstances, hold the said due diligence as a disclaimer, nor the said Representations and Warranties shall be deemed waived or otherwise affected by the said investigations.

21.     CONFIDENTIALITY.

21.1. Either Party hereby undertakes to keep strictly confidential and not to disclose to any third party in any manner whatsoever, without the prior written consent of the other Party, any information, documents or data of whatsoever nature contained or deriving from this Agreement.

        Either Party undertakes that it shall not make any announcement or issue any circular or other publicity relating to the existence or subject matter of this Agreement without it being approved in writing by the other Party as to its content, form and manner of publication (such approval not to be unreasonably withheld or delayed), save that any announcement or circular required to be made or issued by any Party by any applicable law. The Parties shall consult together upon the form of any such announcement or circular in relation to the subject matter of this Agreement and either Party shall promptly provide such information and comment as the Party making the announcement or sending out the circular may from time to time reasonably request.

                                                             Page 37 of 53 pages


22.     INTERPRETATION.

22.1. This Agreement shall be interpreted as a "contratto preliminare" for the purposes of the Italian law. Therefore, it shall be considered as a binding agreement upon the Parties, to be implemented at Closing, unless earlier terminated or withdrawn in accordance with this Agreement.

22.2. The Short Forms shall be executed for the sole purposes of effecting the transfer and assignment of the Gessaroli Group, in accordance with the provisions of this Agreement, and complying with the relevant registration and stamp duty tax requirements and such further requirements as provided for by applicable legislation. Therefore, notwithstanding this execution and notwithstanding any possible conflicting provisions contained in the said Short Forms, the transfer of the NL Quotas, the OMG Business and the Gess.car Business is and shall only be governed by the provisions of this Agreement, which shall not be subject to novation (i.e. "novazione") by reason of, or as a consequence of, the Short Forms and their execution by the Parties. Therefore, the contractual terms and warranties relating to the transfer of the NL Quotas, the OMG Business and the Gess.car Business are and shall be governed by the provisions of this Agreement, which shall remain in full force and effect also after the said transfer and execution of the Short Forms.

23.     MISCELLANEOUS.

23.1. No waiver of any right, breach or default hereunder shall be considered valid unless in writing and executed by the Party giving such waiver, and no waiver shall be deemed a waiver of a subsequent breach or default, whether or not of the same or of similar nature. The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of any rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

23.2. The buyer's rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

23.3. This Agreement, including its Exhibits, constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes any prior understanding, written or oral, with respect to such transactions. No amendment of or supplement to this Agreement shall be valid or effective unless in writing and executed by the Parties hereto or their successors or assignees.

23.4. Article headings contained herein are for the purpose of convenience only and do not constitute part of this Agreement.

23.5. In the event of invalidity or ineffectiveness or no enforceability of any Article of this Agreement, or portions thereof, the remaining portion of this Agreement shall not be effected.

                                                             Page 38 of 53 pages


23.6. Except where this Agreement provides otherwise, each Party shall pay its own costs and fees relating to the negotiation, preparation, execution and implementation by it of this Agreement and of each document referred to in it. All costs relating to the transfer of title to the Gessaroli Group (to include any taxation of any nature, whether referred to the OMG Business, the NL Quotas and the Gess.car Business) shall be borne by the Sellers and by Oxford in equal shares. All Notarial fees shall be borne by Oxford.

23.7. Oxford may assign or transfer in whole or in part any of its rights or obligations under this Agreement to any of its direct or indirect subsidiaries, without restriction by the person or entity for the time being entitled that right, and the assignees or successors of Oxford shall have the same rights or obligations in relation to the assigned rights or obligations according to this Agreement.

24.     SELLERS' REPRESENTATIVE. NOTICE.

24.1. The Sellers, with the execution of this Agreement, appoint and delegate expressly and irrevocably Mr. Agostino Gessaroli, or in his absence or impediment, Mr. Denis Gessaroli (hereinafter, the "Sellers' Representative"), to discuss and negotiate with Oxford with reference to any issue whatsoever regarding this Agreement, acknowledging the validity, enforceability and effectiveness both of all communications which shall be made to or by the Sellers' Representative, and of any possible agreements and/or commitments which should be entered into by Oxford and the Sellers' Representative as to the matters relating to this Agreement.

24.2. Notices or communications required or permitted to be given under any provisions of this Agreement shall be in writing and shall be deemed to have been given the day of dispatch thereof, if sent by telex or by fax (to be confirmed by registered mail with return receipt), or upon actual receipt if sent by registered mail, return receipt requested, addressed as follows:

            (i)   If to the Sellers:


                  to the Sellers' Representative
                  Strada dei Mughetti, 10 Testona (TO)
                  (ITALY)

            (ii)  If to Oxford:

                  Rue du Marechal de Lattre de Tassigny
                  Parc d'activite la Cle Saint Pierre
                  78990 Elancourt
                  FRANCE
                  Fax: +33 1 306.86.909
                  To the attention of the President
                  and to:

                  Oxford Automotive, Inc.
                  2000 North Woodward Avenue, Ste. 130
                  Bloomfield Hills, Michigan, 4304
                  USA

                                                             Page 39 of 53 pages

                  Fax: 001 248 540 7501
                  To the attention of the Chairman

24.3. Either Party may from time to time change its address (provided that in the U.S.A. or in the E.U.) by giving previous communication to the other Party in the manner aforesaid.

25.     LANGUAGE.

25.1. This Agreement (except for certain Exhibits thereto) is drafted and signed both in the English and in the Italian language. In any event, in case of any discrepancies or inconsistencies of any nature whatsoever of the two versions, the English version shall prevail to all effects. The Parties acknowledge that they have so agreed and have duly and fully agreed and understood any and all the previsions in the English language.

        Il presente contratto (con l'eccezione di alcuni allegati) e redatto e firmato in lingua inglese ed in lingua italiana. In ogni caso, nell'ipotesi in cui vi siano discrepanze o contraddizioni di qualsiasi genere tra le due versioni, la versione inglese sara la sola prevalente ad ogni effetto. Le Parti dichiarano di essersi accordate in tale senso fine e di avere interamente e pienamente compreso tutte le disposizioni redatte in lingua inglese del presente contratto.

26.     GOVERNING LAW AND ARBITRATION.

26.1. This Agreement shall be governed by, construed and enforced in accordance with, Italian Law.

26.2. Any dispute arising out of, or relating to, the validity, interpretation, termination or the operation of this Agreement shall be decided only by way of arbitration, according to the provisions below.

        The Arbitration panel shall be composed of three arbitrators.


        The first arbitrator shall be appointed by the party initiating the arbitration proceedings. Such appointment shall be included in the notice that the party initiating the proceedings notifies to the other party. The second arbitrator shall be appointed by the other party within 30 days from the date of receipt of the notice of the first party. The third arbitrator shall act as the Chairman of the panel and shall be appointed by agreement between the first two arbitrators within 30 days from the appointment of the second arbitrator or, failing such agreement, by the President of the Tribunale di Torino, at the request of the most diligent party. In the event that the second party fails to appoint the second arbitrator within the period of time indicated above, the President of the Tribunale di Torino, upon request of the most diligent party, shall designate the second arbitrator as well.

                                                             Page 40 of 53 pages


        The notice to be sent by either party to the other party, containing the appointment of the arbitrators, shall be carried out by formally notifying it to the other party through the Ufficiale Giudiziario, as provided by Italian Law.


        In the event that more than two parties legitimately are party to the arbitration proceedings, the dispute shall be resolved by an Arbitration panel composed of three arbitrators appointed by agreement of the various parties to the procedure or, failing such an agreement, by the President of the Tribunale di Torino, upon request of the most diligent party.


        The Arbitration Panel shall render its decision within 120 from their acceptance of their offices.


        The arbitrators shall decide pursuant to the Italian Code of Civil Procedure, in accordance with equitable principles ("arbitrato rituale secondo equita").


        The final award shall also fix the costs of the arbitration and decide which of the parties shall bear them or in what proportion they shall be borne by the parties.


        The Parties agree that any award of the arbitrators shall be final and binding and shall not be subject to any appeal.


        The arbitration proceedings shall take place in Torino and both the English or the Italian language may be used.





                                     * * *


LIST OF EXHIBITS:


Exhibit 1 : Business Financial Statement relating to the Gess.ca Business

Exhibit 2 : Business Financial Statement relating to the OMG Business;

Exhibit 3 : Gess.car 1998 Financial Statement;

Exhibit 4 : Locazioni Finanziarie del Gessaroli Group;

Exhibit 4 bis: Patent application for OMG;

Exhibit 5 : NL 1998 Financial Statement;

Exhibit 6: OMG Lease Property;

Exhibit 7 : OMG 1998 Financial Statement;

Exhibit 8 : Representations and Warranties;

Exhibit 9: Special Purpose Accounting Rules;

Exhibit 10: Transferred Contracts relating to the Gess.car Business;

                                                             Page 41 of 53 pages


Exhibit 11: Transferred Contracts relating to the OMG Business;

Exhibit 12: Transferred Employees relating to the Gess.car Business;

Exhibit 13: Transferred Employees relating to the OMG Business;

Exhibit 13 bis: NL personnel;

Exhibit 14: Prelievi

Exhibit 15: Grants, contribution and other facilities to Gess.car, OMG and NL;

Exhibit 16: Tax credit for advanced payments of tax duties relating to TFR and receivables vis-a-vis INPS for contratti di solidarieta, relating to Gess.car;

Exhibit 17: Tax credit for advanced payments of tax duties relating to TFR and receivables vis-a-vis INPS for contratti di solidarieta, relating to OMG;

Exhibit 18: Consultancy Agreement with Mrs. Gessaroli;

Exhibit 19: List of transferred insurance policies;

Exhibit 20: terms and conditions of the lease agreement concerning the OMG Lease
            Property;

Exhibit 21: Bank Guarantee;

Exhibit 22: Locazione between OMG and Immobiliare Irene S.r.l. on January 2nd,
            1999;

Exhibit 23: Locazione between OMG and Immobiliare Irene S.r.l. on November 2nd,
            1999;

Exhibit 24: Locazione between NL and Femar s.n.c. di Mandosso Giancarlo on June
            5th, 1995;

Exhibit 25: Locazione between NL and Femar s.n.c. di Mandosso Giancarlo on
            November 1st, 1996;

Exhibit 26: Banks and powers of attorneys.




                                     * * *


Attached to the present acceptance, please find one set of the exhibits mentioned above, duly signed as an integral part hereof.


Please, be informed that all Exhibits have been executed on our name and behalf by Mr. Denis Gessaroli, whom we hereby entrust with full powers to such effect.

                                                             Page 42 of 53 pages


Date and Place: Turin 5th February 2000

/s/
-------------------------


Agostino Gessaroli (on the preceding pages signing also on behalf of all the various companies and partnerships)

/s/
-------------------------


Irene Gessaroli

/s/
-------------------------


Denis Gessaroli

/s/
-------------------------


Luana Gessaroli

/s/
-------------------------


OFFICINE MECCANICHE GESSAROLI S.p.A.

/s/
-------------------------


Gess.car S.a.s. di Gessaroli Agostino

/s/
------------------------

Immobiliare Irene s.r.l., with specific reference to Art. 14.1.(t)

                                                             Page 43 of 53 pages


                                                                       EXHIBIT 8



                         REPRESENTATIONS AND WARRANTIES



The Sellers represent and warrant to Oxford, Newco and their respective assignees and successors as follows, as of the date of this Agreement, and as of the Closing Date, as though made at and as of such time, and in relation to any and all the entities and portions of the Gessaroli Group:

        (a) Due incorporation of OMG, NL and Gess.car. OMG, Gess.car and NL are corporations duly incorporated and validly existing under the laws of Italy and have the requisite corporate powers and other capacities to own and lease their properties and to conduct their businesses as now conducted and to assign them.

                OMG, NL and Gess.car are not insolvent, or in a situation considered by Articles 2446, 2447 or 2448 of the Italian Civil Code, nor have been declared bankrupt, and no action or request is or shall be pending to declare them bankrupt or to make them subject to any insolvency, winding up or liquidation procedure or any other proceedings which prevent them from the regularly carrying out their corporate object as set out in its current by-laws or which constitute or entail a limitation or a restriction of any kind on the rights of all or any of their creditors.

        (b) Title. The Sellers have direct, full and undisputed title to the OMG Business, the NL Quotas and to the Gess.car Business, and of all the assets transferred by Ta.Ca. s.a.s. to OMG, free and clear of any Encumbrances and may freely dispose thereof; no person, firm or corporate or unincorporated entity has any option or right to purchase or to be offered to purchase or otherwise acquire, in whole or in part, the OMG Business, the NL Quotas or the Gess.car Business, or any interest, or right thereon, of any nature whatsoever.

                There is no requirement applicable to the Sellers to make any filing with, or to obtain any permit, authorisation, consent, approval, or exemption of, any governmental, regulatory of financial authority, whether national or international, private or public, as a condition precedent to the lawful consummation of the transactions contemplated by this Agreement.

        (c) Shares. The NL Quotas constitute the whole issued stock capital of NL. There is no option, right to acquire, Encumbrances on, over or affecting any of the NL Quotas and there is no agreement or obligation to give or create any of the foregoing.

        (d) Assets. The Gessaroli Group own and/or legitimately use all of its assets, free and clear of any Encumbrances, and may freely dispose thereof; no person, firm or corporate or unincorporated entity has any option or right to purchase or to be offered to purchase or otherwise acquire, in whole

                                                             Page 44 of 53 pages


                or in part, the assets owned or used by the Gessaroli Group, or any interest, or right thereon, of any nature whatsoever.

                All the assets are free of any fault or defect of any whatsoever nature, including any "vizi", "mancanza di qualita", and the like.

                In respect of any of the assets of the Gessaroli Group which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, and the like, there has been no default in the performance or observance of any of the provisions of such agreements, which are validly in force and freely transferable to Oxford and to Newco.

        (e) Powers and Authorities. The Sellers have the corporate power and/or authority, and have taken all the necessary corporate and other action, to enter into and to perform the obligations arising under this Agreement and any other documents related to and referred to herein.

                The execution of this Agreement and any other documents related hereto and referred to herein by the Sellers does not violate any provisions of any deed of incorporation or by-laws or any resolution of the respective corporate bodies, or any applicable law or regulation.

        (f) Security. The Sellers have not granted any security, charge, privilege, lien or other encumbrance, nor does any security, charge, privilege, lien or other encumbrance exist, on any present or future asset of the Gessaroli Group or on the OMG Business, the NL Quotas and the Gess.car Business and any privileges or liens arising by operation of law or any charges or encumbrances disclosed to Oxford prior to the date hereof and approved in writing by Oxford.

        (g) Undertakings. The obligations undertaken by the Sellers under this Agreement and any other documents related to and referred to herein are legal, valid, binding and enforceable against it in accordance with their terms.

        (h) Grants, interest subsidies and other facilities. All grants, contributions, interest subsidies and other facilities of any nature, whether or not listed under EXHIBIT 15, which have already been cashed by OMG (including Ta.ca), Gess.car or NL prior to 1999, were duly applied for and obtained pursuant to all applicable laws and regulations and relevant conditions and shall not be cancelled, revoked for any reason whatsoever, including the sale of the Gessaroli Group to Oxford.

                All grants, contributions, interest subsidies and other facilities of any nature, whether or not listed under EXHIBIT 15, which have not finally and irrevocably been assigned to or cashed by OMG (including Ta.ca), Gess.car of NL have been validly applied for and filed with the competent bodies and authorities, pursuant to all applicable laws and regulations and relevant conditions. The Sellers represent and warrant that all these grants, contributions, subsidised loans and other facilities of any nature are finally and irrevocably assigned and transferred to Oxford, subject to the following sentence. The Sellers shall not be responsible in respect of

                                                             Page 45 of 53 pages


                the assignment and transfer of these grants, contributions, subsidised loans and other facilities of any nature, only provided that: (i) a specific provision under the relevant laws, regulations and conditions prohibits them from being transferred and assigned to Oxford and/or Newco for reasons other than a breach of any nature on the part of the Sellers; and that (ii) the Sellers have taken and complied with all necessary steps required to obtain the above mentioned assignment and transfer in favour of Oxford and or Newco, it being agreed that the Sellers, also after Closing, shall use their best efforts so as to procure that the said grants, contributions, subsidised loans and other facilities are finally, actually and irrevocably assigned and transferred to Oxford;

        (i) Properties. All properties and assets relating to the Gessaroli Group are fully owned by the Gessaroli Group, are free and clear from any Encumbrances. They are, also with respect to their economic obsolescence, in good operating condition, maintenance and repair sufficient for use in the ordinary course of the business, and conform in all material respects to all applicable statutes, ordinances and regulations relating to their construction, use and operation, including inter alia the obligations and requirements set forth under D.lgs. 19th September, 1994, No 626, and relevant regulations.

                Without prejudice to the above, as of the date of signature of this Agreement, the Gessaroli Group is in compliance with all the relevant applicable legislation and regulation, such as zoning, building permits, environmental law, health and safety regulation, etc.

        (j) Systems Compliance. All hardware, software and relevant applications transferred by the Sellers in connection with, and as a part of, the Gessaroli Group and all procedures, whether automated or not, are Y2K compliant and Euro compliant.

                In addition, any factors in any manner connected with certain relevant dates (e.g. 9th September 1999, 31st December 1999, 1st January 2000, 29th February 2000 and so on) will in any manner affect the ability for systems, and/or of the relevant hardware and software, before, on or after Closing, to carry out inter alia the following:

                (i) the performance of all functions currently performed or capable of being performed by any systems correctly and consistently without interruption or adverse change to efficiency or user operation and without incurring additional costs; and:

                (ii) recognise, store, process and display any reference to any year or to any particular date in a year in a manner that does not create any ambiguity as to the year or date in question.

        (k) No Violation. Neither the execution and delivery of this Agreement by the Sellers, nor the performance of its obligations pursuant thereto will conflict with or result in any breach of any agreements or commitments both of the Sellers and of the Gessaroli Group with any third parties.

                                                             Page 46 of 53 pages


                Without limiting the generality of the above, the execution of this Agreement and the performance by Gess.car and OMG of the obligation relating to the transfer of the OMG Business and the Gess.car Business is within Gess.car's and OMG's corporate object.

        (l) Financial Statements. All Financial Statements are prepared in accordance with the Accounting Principles and present fairly and with accuracy the related conditions of the Gessaroli Group.

        (m) Accounts. Books and Ledgers. The accounts and accounting books and ledgers give a true and fair view of the affairs of the Gessaroli Group. All books and ledgers relating to the Gessaroli Group are in possession of the relevant portion thereof and have been maintained in accordance with all applicable rules and legitimate practice.

        (n) Indebtedness and Borrowings. The total amount borrowed by the Gessaroli Group from its bankers does not exceed their respective overdraft and other facilities. In any event, all Indebtedness has been or will be duly repaid by the Sellers prior to Closing, otherwise a portion of the Aggregate Preliminary Consideration will be used to pay such Indebtedness as contemplated by article 2.4. The Gessaroli Group have not lent (not even to the Sellers) any money which is due to be repaid. No leases (i.e. locazioni finanziarie) shall be entered into by OMG, NL or Gess.car other than those listed under
                EXHIBIT 4. Should OMG, Gess.car or NL, as the case may be, enter into other leases agreement, these shall be deemed to be as a part of Indebtedness.

        (o) Net Business Value. The net value of the Businesses is fairly and with accuracy represented in the Businesses Financial Statements. This value shall not modify up until the Closing Date for reasons other than the ordinary course of business and shall not be, at the Closing Date, lower than the net business value as resulting from the Businesses Financial Statements.

        (p) Stock. All inventories owned and/or used by the Gessaroli Group in connection with their respective businesses (the "Stock") are owned by it and consist of inventories of the kind, quality, condition and quantity usable and saleable at current prices in the ordinary course of business, regardless of its physical location. The Stock is free of any fault or defect of any whatsoever nature, including any "vizi", "mancanza di qualita", and the like. All inventories are merchandable at current prices in the ordinary course of the business within 6 (six) months of Closing. The value of Inventory has been reduced in value in a percentage respectively equal to 15% after 6 months up to one year from insertion in stock, 50% from one year to 18 months from insertion in stock, and 100% after 18 months from insertion in stock. The product mix of the inventories and the raw materials and work in progress necessary to convert to finished goods as well as spare parts is not materially out of balance in relation to the Gessaroli Group's sales experience during the past 5 (five) years and is consistent with its expectations of the demands of customers. The Stock is not excessive in kind or amount, in the light of

                                                             Page 47 of 53 pages


                the business of the Gessaroli Group done or expected to be done, nor has its book value been overvalued in the Financial Statements. Since 1st July 1999, there has not been any material change in the level of the Stock.

                Tooling and prototype parts are sold to or reimbursed by the customers upon completion and/or written approval of production capable/parts.

                Except for inventory at subcontractors' (but without any limitation as to possible liabilities relating to Taxes and, therefore, to any possible indemnification obligations of the Sellers in respect thereto), the Stock has been duly accounted for in the books and records of the Gessaroli Group and, therefore, in the Financial Statements.

                The Stock are free from any Encumbrances.

        (q) Taxes. All Taxes have been, as of the Closing Date, duly paid and all reports and returns of Taxes required to be filed by the applicable legislation have been duly filed within the times and in the manner prescribed by law. Furthermore, at and as of the Closing Date, all Taxes shall have been duly paid or specific provision or accruals have been made for payment of all Taxes then due or properly allocable up to the Closing Date. There are no tax liens upon the Gessaroli Group or the Businesses and their assets.

        (r) Insurance. The Gessaroli Group and the relevant assets of any insurable nature have at all relevant times been and are covered by insurance in adequate amounts against fire, accidents, third party and other risks (including but not limited to product liability) customarily covered by insurance by other companies engaged in similar businesses as those carried out by NL, OMG and Gess.car, and nothing has been or will be done or omitted to be done which would make any policy of insurance void or avoidable. A true and complete list of all policies of insurance in force as of the date hereof covering the Gessaroli Group is set forth on EXHIBIT 19, also with the ----------- indication of the maximum covered amounts and of any deductible (i.e. 'franchigie') applicable thereto.

        (s) Financial Leasing and Other Rental Agreements. All leases (both financial or rental agreements - "locazioni") pursuant to which the Gessaroli Group leases estate, real or personal property relating to their respective business are, and shall be as at the Closing Date, in good standing, valid, freely transferable to Oxford or Newco, effective in accordance with their respective terms, and are listed under EXHIBIT 4.There shall be no change in any of the terms and conditions of the listed leases.

        (t) Intellectual Property Rights and Information. The Sellers and the Gessaroli Group (i) own and legitimately use all the Intellectual Property Rights, any other technology or other intellectual property and Information, which are valid and opposable to any third party; (ii) have not received any written notice or claim that the conduct of the

                                                             Page 48 of 53 pages


                businesses of the Gessaroli Group infringes any patent, know-how, secrecy, copyright or trademark and like of any third party, and the Sellers, any of the representatives or officers of the Gessaroli Group, are aware of any basis for any such claim. In any event, the Intellectual Property Rights and their use do not infringe any third parties' rights of any nature.

                Neither the Sellers, nor any directors, employees or consultants employed on or before the Closing Date at the Gessaroli Group, nor any other person has any right or claim in connection with any Intellectual Property Rights or Information.

                The Gessaroli Group owns and/or is a legitimate user, pursuant to license agreements, of the Intellectual Property Rights, of the software and of any other technology or other intellectual property. All the above mentioned licenses are, and shall be as of the Closing Date, valid, effective and freely transferable to Oxford or Newco.

        (u) Buildings and Real Estates. OMG has full and undisputed title to the OMG Lease Property, free of any Encumbrances, and shall maintain such title on the OMG Lease Property free of any Encumbrances of any nature also after the Closing Date, also in order to avoid any prejudice to the pre-emption right described under Article 13.3 of the Agreement and irrespective of the terms set out under Article 19.6 of the Agreement, which shall not apply in this respect. In addition, the Gessaroli Group has full title property of, or legitimately uses, all real estates, buildings and improvements, free from any Encumbrances and from any right ("diritto"), or possession ("possesso" or "detenzione") of third parties, limiting its full title or its full utilisation, and may freely dispose thereof.

                All the mentioned building, real estate and improvements, as well as all the assets of the Gessaroli Group and the equipment owned or used by it, have been constructed and maintained in compliance with all the applicable zoning and construction law, as well as with all the environmental laws and with any applicable provisions on safety, earth-quake and fire prevention, and with any regional laws and local regulations, or any binding provisions coming from any national or local authority. They are free from any "vizi", "mancanza di qualita", "oneri o diritti di godimento di terzi" and from any risk of "evizione", to be intended according to Articles 1482, 1483, 1484 and 1490 of the Italian Civil Code; the current situation and property of all the real estate, building and improvements has been duly filed with the competent Conservatoria dei Registri Immobiliari, NCEU and NCT; all the mentioned building, real estate and improvements, as well as all the assets of the Gessaroli Group and the equipment owned or used it do not need any extraordinary maintenance or repair.

        (v) Receivables. All Trade Accounts Receivable of the Gessaroli Group have, and as of the Closing Date will have, arisen from bona fide transactions in the ordinary course of business and are hereby guaranteed to be valid, current and collectible in accordance with their

                                                             Page 49 of 53 pages


                relevant terms of expire and none of them is or shall be subject to any counterclaim or set-off.

                Promptly after the first anniversary of Closing, the Sellers shall reimburse to Oxford or Newco the balance between the aggregate of the mentioned above Trade Accounts Receivable then outstanding, and the amount of the bad debts allowance as shown in the Closing Balance Sheets, and Oxford or Newco shall assign and transfer to the Sellers such Trade Accounts Receivable.

        (w) Warranty Obligations. The Financial Statements duly reflect and shall duly reflect appropriate provisions for warranty obligations and product liability for products sold or manufactured prior to the Closing Date.

        (x) Banks. A true and complete list of all the banks and other financial institutions with which the Gessaroli Group has an account, safe deposit box, outstanding loans or credit facilities, and of the names of all persons who have access thereto or hold a power of attorney is set forth on
                EXHIBIT 26.

        (y) Certain Contracts and Arrangements. Within the Gessaroli Group there are no:

                (i) employment agreements - even if regarding personnel seconded from other undertakings - which grants rights with respect to termination or penalties, in the event of termination, in addition to the rights provided by applicable laws and labour collective bargaining agreements;

                (ii) contracts, plans or arrangements, including but not limited to plans relating to [stock-options] [TO BE VERIFIED], pension, retirement, deferred compensation or incentive compensation, to which any of the employees of the Gessaroli Group is a party or in which any of such employee participates - even if regarding employees seconded from other undertakings;

                (iii)   patent, technology or software license agreements;

                (iv) agreements relating to partnerships or other unincorporated associations, joint venture or consortium;

                (v) commercial agreements for the purchase or sale of goods or services or any other agreements which (A) are not terminable on 90 or fewer days notice at any time without penalty and (B) have a remaining term, as of the Closing Date, of more than one year in length of obligation on the part of the Gessaroli Group;

                (vi) agreements, contracts, leases, purchase or sale orders, open bids or other commitments for the sale of products or services the quoted price and other terms and conditions of which might be prejudicial or detrimental to the conduct of the Gessaroli Group or

                                                             Page 50 of 53 pages


                        where it could be required the payment or granting of any discounts, rebates or credits;

                (vii) agreements, contracts, leases or other commitments binding which restrict the sale of products under the Gessaroli Group in any territory;

                (viii) agreements with townships, municipalities and the public administration in general;

                (ix) agreements whatsoever which may be terminated by the other party upon the transfer and assignment of the Gessaroli Group.


                Without limiting the generality of the above, all the agreements, contracts, leases, purchase or sale orders, open bids and other commitments concerning the Gessaroli Group are valid and in full force and effect, and there is not, under any of such agreements, contracts, leases, purchase or sale orders, open bids or other commitments, any breach by the Sellers or the Gessaroli Group or by the other party or parties thereto nor any event has occurred which might give rise to a default.


                All purchase commitments from suppliers in favour of the Gessaroli Group, and all goods or services sales or supply commitments of the Gessaroli Group to its customers, are completely and accurately reflected in the books and records of Gessaroli Group and in the Financial Statements, and, except as otherwise contemplated herein, the Sellers have no reason to believe that Gessaroli Group's present suppliers or customers have or shall have, as of the Closing Date, any intention to terminate or in any way adversely modify its supply or purchase arrangements.

        (z) Liabilities. There is no liability relating to the Gessaroli Group other than those expressly reflected in the Financial Statements and as to the extent these are expressly reflected or reserved for on the books and records of the Gessaroli Group and in the Businesses Financial Statements. In addition, all the liabilities of the Gessaroli Group are incurred in the ordinary course of business and relate solely to the Gessaroli Group. Despite any rules, regulations or laws of any different provisions, no liabilities shall be assigned and transferred to Oxford or Newco as a part of the Businesses but the Transferred Liabilities.

                Without limiting the generality of the above, the Gessaroli Group has no liabilities of any nature (not even potential liabilities), including labour, tax, health and safety, social security, environmental or third party liabilities, product liability, whether accrued, absolute, contingent or otherwise, which were incurred by, on or prior to the Closing Date, or arose or shall arise out of transactions entered into, or facts, acts or omissions occurring, on or prior to the Closing Date.

                The Gessaroli Group is not subject to anti-trust proceedings or investigations by the EC Commission or the Autorita Garante della

                                                             Page 51 of 53 pages


                Concorrenza e del Mercato, nor of anti-dumping or anti-subsidies proceedings or investigations by authorities of countries where their products are exported.

        (aa)    Labour Matters.

                (i) The Gessaroli Group is in compliance with all applicable laws respecting employment and employment practices, and terms and conditions of employment, including but not limited to provisions thereof relating to wages, bonuses, hours of work and social security contributions, workers' safety regulations, medical care and safety insurance (INPS, INAIL INPDAI and other similar bodies or authorities) and therefore with Taxes;

                (ii) There is no personnel of any of the portion of the Gessaroli Group who has been seconded to another portion thereof;

                (iii) there is no labour strike, dispute, slowdown, representation campaign or work stoppage pending or threatened also in connection with the transfer of the Gessaroli Group;

                (iv) no grievance or arbitration proceedings arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted;

                (v) all pension plans and severance funds (TFR included) required to be funded are adequately funded or reserved for in accordance with applicable laws, regulations or statutes;

                (vi) except for the applicable national collective bargaining agreement and similar acts, there are no agreements or understanding with the unions or shop committees;

                (vii) there are no employees on temporary lay-off plans (such as "CIG") or under the so called "mobility procedure" (i.e. "in mobilita") or similar procedures (including so called "contratti di solidarieta") nor are there any payments due, outstanding or that will become due prior to or after the Closing Date in connection with these procedures;

                (viii) Mr. Gessaroli, Mrs Gessaroli and Mr. Denis Gessaroli, respectively sole director, attorney and officer of the Gessaroli Group, as of the date hereof, hereby acknowledge and declare that they have never rendered activities in favour of the Gessaroli Group other than the ones mentioned above; they have no title and right to receive any payments of any nature whatsoever other than those perceived under their respective activities mentioned above up to the Closing Date, which payments, as to 2000 financial year, shall be due in proportion to the period from January 1, 2000, through the Closing Date; they have never carried out and/or rendered in favour of any of the Gessaroli Group, de iure or de facto, activities other than ones relating to

                                                             Page 52 of 53 pages

                        their respective positions of sole director, attorney and officer of the Gessaroli Group and, in any event, they hereby acknowledge and declare that, with the execution hereof, they unconditionally and without limitation waive to any possible rights vis-a-vis the Gessaroli Group directly or indirectly pertaining to their activities in any manner rendered in favour of each of the portion of the Gessaroli Group.

        (bb) Environmental Matters. As to all operations relating to the Gessaroli Group: (i) all buildings (including the Buildings), properties and assets (whether owned, rent or otherwise used) are in compliance, in all material respects, with all respective applicable national and EU laws, regulations and rulings relating to the environmental conditions, as in force at the relevant time; and (ii) the Gessaroli Group is not party to, nor has received notice of or is aware of, and none of the said buildings, properties and assets is object of, any actual or threatened litigation or administrative proceedings concerning environmental claims or liabilities.


                There is no actual or potential liability on the Gessaroli Group arising out of any activities or operations or the state or condition of any properties now or formerly owned or occupied, or facilities now or formerly used, and in particular (but without limitation) any such liability in respect of: injury to persons, including impairment of health or interference with amenity; damage to land or personal property; interference with riparian or other proprietary or possessory rights; public or private nuisance; liability for waste or other substances; and damage to or impairment of the environment including living organisms.


                All structures, machinery, plant and equipment, whether movable or fixed, operations and premises used in connection with the activity carried out by the Gessaroli Group for the protection of human safety, health and amenity, property and the environment, including (without limitation) for the abatement, arresting or treatment of polluting substances or emissions, the containment of substances and the prevention of spillage and contamination:

                (i) are in good repair and condition and satisfactory working order;

                (ii)    conform to all statutory and other legal requirements.

        (cc) Product Liability. With reference to NL, no liabilities or obligations in the nature of, relating to or arising out of product liability claims or other claims of any nature whatsoever (including any "vizi", "mancanza di qualita", and the like) relating to product sold or manufactured prior to the Closing Date, even if of criminal nature, however denominated, shall occur with respect to any products manufactured, assembled or otherwise produced, and/or sold, or services performed, on or before the Closing Date. With reference to the OMG Business and to the Gess.car Business, all the said liabilities shall not be a part of the relevant Transferred Liabilities and therefore, despite any rules, regulations or laws, shall not be transferred to Oxford or Newco.

                                                             Page 53 of 53 pages


        (dd) Litigation. There is no claim, action, proceeding or investigation pending or threatened or reasonably probable of assertion against or relating to the Gessaroli Group, before any court, arbitration panel, administrative or governmental or regulatory authority or body, also in relation, but not limited to, Taxes and environmental matters.

        (ee) Compliance with Laws. The Gessaroli Group has always complied in all material respects with all applicable laws and regulations (including but not limited to laws and regulations relating to environmental standards and controls, real property and any material improvement thereon, zoning legislation, and the maintenance of books and records) in connection with its businesses and has obtained all governmental approvals, authorisations, permits or licenses which are required in connection with its businesses. No orders, decrees, notices or claims of any violation of any laws, regulations, rules, orders, judgements, decrees or other requirements imposed by any authority in connection with the businesses have been threatened or received.

        (ff) Restructuring of the Gessaroli Group. Any past change of control of the Gessaroli Group, or transfer of assets and/or employees, change of name, type, capital, participation, or restructuring of the group to which the Gessaroli Group belongs, has always been executed in compliance with the applicable laws and cannot cause any future damage, invalidity or claim (also relating to Taxes) against the Gessaroli Group.

        (gg) Other material adverse effects on the Gessaroli Group. Without limitation to the above representations and warranties, there has been no material fact or circumstance in the last [three] years (other than currency exchange fluctuations) that can materially and adversely affect the current and future businesses of the Gessaroli Group, its market and trading position and the value of its assets.

        (hh) Miscellaneous. All the data and information received by Oxford or their representatives and consultants prior to the Closing Date were, and shall be, submitted in bona fide, true, fair, exhaustive and correct.